UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
SunPower Corporation
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO ALL SUNPOWER STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of SunPower Corporation, a Delaware corporation (“SunPower”), will be held on:
Date:	Thursday, May 13, 2021

Time:	9:00 a.m. Pacific Time

Place:	Online at www.virtualshareholdermeeting.com/SPWR2021

Virtual Meeting Admission:
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2021. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card. Online check-in will begin at 8:30 a.m. Pacific Time, and you should allow ample time for the online check-in procedures.

Items of Business:	1.	The re-election of three directors to serve as Class I directors on the Board of Directors;
	2.	The approval, in an advisory vote, of our named executive officer compensation;
	3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021; and
	4.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice of the Annual Meeting. On or about April 2, 2021, we began mailing to certain stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2020 Annual Report, via the Internet. Stockholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of this notice of the Annual Meeting, the proxy statement, our 2020 Annual Report, and the form of proxy.
All stockholders are cordially invited to attend the Annual Meeting. Only stockholders of record at the close of business on March 15, 2021 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so during the meeting even if such stockholder returned a proxy. SunPower’s list of stockholders as of the Record Date will be available for inspection for 10 days prior to the Annual Meeting. If you would like to inspect the stockholder list, call our Investor Relations department at (408) 240-5500 to schedule an appointment. In addition, the list of stockholders will also be available during the Annual Meeting through the meeting website for those stockholders who choose to attend.
San Jose, California	FOR THE BOARD OF DIRECTORS
April 2, 2021

Kenneth Mahaffey
Corporate Secretary
IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE PROXY CARD AND MAIL IT PROMPTLY, OR YOU MAY VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE COMPANY-PROVIDED PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT FOR
2021 ANNUAL MEETING OF STOCKHOLDERS

SUNPOWER CORPORATION
51 Rio Robles
San Jose, California 95134
PROXY STATEMENT FOR
2021 ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
General
The Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation, is furnishing this proxy statement and proxy card to you in connection with its solicitation of proxies to be used at the Annual Meeting of Stockholders of SunPower Corporation to be held on May 13, 2021 at 9:00 a.m. Pacific Time (the “Meeting Date”), or at any adjournment(s), continuation(s), or postponement(s) of the meeting (the “Annual Meeting”).
This year’s Annual Meeting will be a virtual meeting of stockholders, conducted via a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SPWR2021. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and then follow the instructions. To participate in the meeting, you will need the 16-digit control number included on the Notice of Internet Availability of Proxy Materials or proxy card.
Online check-in will begin at 8:30 a.m. Pacific Time on the Meeting Date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you should you have any technical difficulties accessing the virtual meeting.
We use a number of abbreviations in this proxy statement. We refer to SunPower Corporation as “SunPower,” “the Company,” or “we,” “us,” or “our.” The term “proxy solicitation materials” includes this proxy statement, the notice of the Annual Meeting, and the proxy card. References to “fiscal 2020” mean our 2020 fiscal year, which began on December 30, 2019 and ended on January 3, 2021, while references to “fiscal 2019” mean our 2019 fiscal year, which began on December 31, 2018 and ended on December 29, 2019.
Our principal executive offices are located at 51 Rio Robles, San Jose, California 95134, and our telephone number is (408) 240-5500.
Important Notice Regarding The Availability of Proxy Materials
We have elected to comply with the Securities and Exchange Commission (the “SEC”) “Notice and Access” rules, which allow us to make our proxy solicitation materials available to our stockholders over the Internet. Under these rules, on or about April 2, 2021, we started mailing to certain of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how our stockholders can both access the proxy solicitation materials and our 2020 Annual Report on Form 10-K for the fiscal year ended January 3, 2021 (the “2020 Annual Report”) online and vote online. By sending the Notice of Internet Availability instead of paper copies of the proxy materials, we expect to lower the costs and reduce the environmental impact of our Annual Meeting.
Our proxy solicitation materials and our 2020 Annual Report are available at www.proxyvote.com.
Stockholders receiving the Notice of Internet Availability may request a paper or electronic copy of our proxy solicitation materials by following the instructions set forth on the Notice of Internet Availability. Stockholders who did not receive the Notice of Internet Availability will continue to receive a paper or electronic copy of our proxy solicitation materials, which were first mailed to stockholders and made public on or about April 2, 2021.
Delivery of Voting Materials
If you would like to further reduce our environmental impact and costs in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided for voting via www.proxyvote.com and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

To reduce the environmental waste and expense of delivering duplicate materials to our stockholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials and our 2020 Annual Report, or one copy of the Notice of Internet Availability, to stockholders who share the same address, unless otherwise requested. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting.
If you share an address with another stockholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary, or calling us at (408) 240-5500.
A copy of our 2020 Annual Report has been furnished with this proxy statement to each stockholder. A stockholder may also request a copy of our 2020 Annual Report by writing to our Corporate Secretary at 51 Rio Robles, San Jose, California 95134. Upon receipt of such request, we will provide a copy of our 2020 Annual Report without charge, including the financial statements required to be filed with the SEC pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 (the “Exchange Act”) for fiscal 2020. Our 2020 Annual Report is also available on our website at http://investors.SunPower.com/sec.cfm.
Record Date and Shares Outstanding
Stockholders who owned shares of our common stock, par value $0.001 per share, at the close of business on March 15, 2021, which we refer to as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, we had 172,263,566 shares of common stock outstanding. For more information about beneficial ownership of our issued and outstanding common stock, please see “Security Ownership of Management and Certain Beneficial Owners.”
Board Recommendations
The Board recommends that you vote:
•	“FOR” Proposal One: re-election of each of the nominated Class I directors;
•	“FOR” Proposal Two: the approval, on an advisory basis, of the compensation of our named executive officers; and
•	“FOR” Proposal Three: the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021.
Voting
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. Cumulating votes is not permitted under our Restated Certificate of Incorporation (the “Certificate of Incorporation”).
Many of our stockholders hold their shares through a stockbroker, bank, or other nominee, rather than directly in his or her own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A., you are considered, with respect to those shares, the stockholder of record and these proxy solicitation materials are being furnished to you directly by us.
Beneficial Owner. If your shares are held in a stock brokerage account, or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares held in street name, and these proxy solicitation materials are being furnished to you by your broker, bank, or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, or to vote your shares during the Annual Meeting.

How to Vote. If you hold shares directly as a stockholder of record, you can vote in one of the following four ways:
(1)
Vote via the Internet before the Meeting Date. Go to www.proxyvote.com to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you access the website and then follow the instructions.

(2)
Vote by Telephone at 1-800-690-6903 before the Meeting Date. Use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 12, 2021. Have your proxy card in hand when you call and then follow the instructions. This number is toll free in the United States and Canada.

(3)
Vote by Mail before the Meeting Date. Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

(4)
Vote via the Internet during the Annual Meeting. You may attend the Annual Meeting on May 13, 2021 at 9:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/SPWR2021 and vote during the Annual Meeting. Have your proxy card in hand when you access the website and then follow the instructions.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker, bank, or other nominee by following the instructions provided by your broker, bank, or other nominee, or you may vote your shares during the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described in options (1), (2), and (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting.
Quorum. A quorum, which is the holders of at least a majority of shares of our stock issued and outstanding and entitled to vote as of the Record Date, is required to be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and to conduct business. Your shares will be counted as being present at the Annual Meeting if you attend the Annual Meeting (and are the stockholder of record for your shares), if you vote your shares by telephone or over the Internet, or if you submit a properly executed proxy card. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. Votes against a particular proposal will also be counted both to determine the presence or absence of a quorum and to determine whether the requisite number of voting shares has been obtained.
Explanation of Broker Non-Votes and Abstentions. A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Brokers are prohibited from voting in their discretion on any non-routine proposals without instructions from the beneficial owners. If you do not instruct your broker how to vote on a non-routine proposal, your broker will not vote for you. Abstentions are deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained, and they would be included in the tabulation of voting results as votes against the proposal.
Votes Required/Treatment of Broker Non-Votes and Abstentions.
Proposal One – Re-election of Class I Directors. Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class I directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on Proposal One.
Proposal Two – Advisory Vote on Named Executive Officer Compensation. The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against Proposal Two.

Proposal Three – Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2021. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. This proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against Proposal Three.
How Your Proxy Will Be Voted
If you complete and submit your proxy card or vote via the Internet or by telephone, the shares represented by your proxy will be voted at the Annual Meeting in accordance with your instructions. If you submit your proxy card by mail, but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted in favor of each of the three proposals. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board. We have not received notice of any other matters that may properly be presented at the Annual Meeting.
Revoking Your Proxy
You may revoke your proxy at any time before the Meeting Date by: (1) submitting a later-dated vote by telephone, by mail, or via the Internet before 11:59 p.m. Eastern Time on May 12, 2021 or at the Annual Meeting; or (2) delivering instructions to us at 51 Rio Robles, San Jose, California 95134 to the attention of our Corporate Secretary. Any notice of revocation sent to us must include the stockholder’s name and must be actually received by us before the Annual Meeting to be effective. Your attendance at the Annual Meeting after having executed and delivered a valid proxy card or vote via the Internet or by telephone will not in and of itself constitute a revocation of your proxy. If you are the stockholder of record or if your shares are held in “street name,” you may revoke your proxy by voting electronically at the Annual Meeting.
Solicitation of Proxies
We will pay for the cost of this proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding or furnishing proxy solicitation materials to such beneficial owners. Proxies may also be solicited personally or by telephone, telegram, or facsimile by certain of our directors, officers, and regular employees, without additional compensation.
Voting Results
We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Meeting Date.

Note Concerning Forward-Looking Statements
Certain of the statements contained in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not represent historical facts and the assumptions underlying such statements. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “should,” and similar expressions to identify forward-looking statements. Forward-looking statements in this proxy statement include, but are not limited to, our plans and expectations regarding the succession of our president and chief executive officer, future financial results, expected operating results, business strategies, the sufficiency of our cash and our liquidity, projected costs and cost reduction measures, development of new products and improvements to our existing products, the impact of recently adopted accounting pronouncements, our manufacturing capacity and manufacturing costs, the adequacy of our agreements with our suppliers, our ability to monetize our solar projects, legislative actions and regulatory compliance, competitive positions, management’s plans and objectives for future operations, our ability to obtain financing, our ability to comply with debt covenants or cure any defaults, our ability to repay our obligations as they come due, our ability to continue as a going concern, trends in average selling prices, the success of our joint ventures and acquisitions, warranty matters, outcomes of litigation, our exposure to foreign exchange, interest, and credit risk, general business and economic conditions in our markets, industry trends, the impact of changes in government incentives, expected restructuring charges, risks related to privacy and data security, statements regarding the anticipated impact on our business of the COVID-19 pandemic and related public health measures, macroeconomic trends and uncertainties, and the likelihood of any impairment of project assets, long-lived assets, and investments. These forward-looking statements are based on information available to us as of the date of this proxy statement and our current expectations, forecasts, and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed in Part I, Item 1A, “Risk Factors,” and elsewhere in our 2020 Annual Report, which accompanies this proxy statement. Please see these and our other filings with the SEC for additional information on risks and uncertainties that could cause actual results to differ. These forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL ONE

RE-ELECTION OF CLASS I DIRECTORS
The Board is currently composed of nine directors and divided into three classes, in accordance with Article IV, Section B of our Certificate of Incorporation. Only the terms of the three directors serving as Class I directors are scheduled to expire in 2021. The terms of other directors expire in subsequent years.
On April 28, 2011, we and Total Solar INTL SAS, formerly known as Total Solar International SAS, Total Energies Nouvelles Activités USA, SAS and Total Gas & Power USA, SAS (“Total”), a subsidiary of Total S.E., entered into a Tender Offer Agreement (the “Tender Offer Agreement”). Pursuant to the Tender Offer Agreement, dated June 21, 2011, Total purchased in a cash tender offer approximately 60% of our then outstanding shares of common stock (the “Tender Offer”). In connection with the Tender Offer, we and Total entered into an Affiliation Agreement that governs the relationship between Total and us following the close of the Tender Offer (the “Affiliation Agreement”). In accordance with the terms of the Affiliation Agreement, the Board has nine members, composed of our president and chief executive officer, five directors designated by Total, and three non-Total-designated directors. If the ownership of our voting securities by Total, together with the controlled subsidiaries of Total S.E., declines below certain thresholds, the number of members of the Board that Total is entitled to designate will be reduced as set forth in the Affiliation Agreement. See “Certain Relationships and Related Persons Transactions—Agreements with Total Solar INTL SAS and Total S.E.—Affiliation Agreement.”
The Board has considered and approved the nomination of François Badoual, Denis Toulouse, and Patrick Wood III, our current Class I directors, for re-election as directors at the Annual Meeting. Messrs. Badoual and Toulouse are Total-designated directors. Mr. Wood is an independent director. Each nominee has consented to being named in this proxy statement and to serve if re-elected. Unless otherwise directed, the proxy holders will vote the proxies received by them for the three nominees named herein. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The Class I directors elected will then hold office until the annual meeting of stockholders in 2024 or until their successors are elected.
The Class II directors consist of Catherine Lesjak, Julien Pouget, and Franck Trochet, who will hold office until the annual meeting of stockholders in 2022 or until their successors are elected. Ms. Lesjak is an independent director. Messrs. Pouget and Trochet are Total-designated directors. The Class III directors consist of Thomas McDaniel, Laurent Wolffsheim, and Thomas Werner, who will hold office until the annual meeting of stockholders in 2023 and until their successors are elected or until their earlier resignation, removal from office, death, or incapacity. Mr. McDaniel is an independent director. Mr. Wolffsheim is a Total-designated director. Mr. Werner is currently our president and chief executive officer. As previously announced, Mr. Werner will retire from his position, effective April 19, 2021, and Peter Faricy will succeed him as our president and chief executive officer, effective on the same day. Mr. Werner has agreed to continue to serve as a Class III director and as chairman of the Board for a period of time to aid in the leadership transition.
Additional information about the Class I director nominees for re-election, and the Class II and Class III directors, is set forth below.
Class I Directors Nominated for Re-Election at The Annual Meeting
Name	Age	Position(s) with SunPower	Director Since
François Badoual	56	Director	2017
Denis Toulouse	55	Director	2020
Patrick Wood III	58	Director	2005
François Badoual has served as president and chief executive officer of Total Washington D.C. Representative Office, Ltd. since September 2019. From 2017 to 2020, he served as president and chief executive officer of Total New Energies Ventures, Inc. From 2012 to 2017, he served as chief executive officer of Total Energy Ventures, the corporate venture capital arm for the Total Group. Mr. Badoual also previously served as general manager and country chairman for Total Exploration and Production - Algeria from 2009 to 2012, and as deputy general manager for Total Exploration and Production - Angola from 2006 to 2009. Mr. Badoual has held various other positions in the Total Group since 1990, and he has worked in France, Indonesia, United Arab Emirates, and Venezuela. Mr. Badoual holds a degree in civil engineering from École Nationale des Travaux Publics de l’État and an Advanced Master in Regional and Urban Planning from École Nationale des Ponts et Chaussées.
Mr. Badoual brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Badoual should serve as a director on the Board.
Denis Toulouse has served as senior vice president, corporate and project finance, of Total S.E. in Paris since April 2019. He previously served as senior vice president, mergers and acquisitions, of Total S.E. in Paris starting in 2016. From 2015 to 2016, Mr. Toulouse was chief financial officer of Total Gas & Power Ltd. in London. Mr. Toulouse joined Elf Aquitaine S.A.S. in 1991, prior to its acquisition by Total, and held various positions in the marketing division of Total, including chief financial officer of Total Deutschland in Germany and chief financial officer of Total Belgium in Belgium. Mr. Toulouse is a graduate of HEC Paris business school in France.
Mr. Toulouse brings significant international managerial and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on our efforts to manage our business and project development activities. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Toulouse should serve as a director on the Board.
Patrick Wood III has served as president of the Hunt Energy Network, an energy storage development company, since February 2019, and as a principal of Wood3 Resources, an energy infrastructure developer, since July 2005. He is active in the development of electric power and natural gas infrastructure assets in North America. From 2001 to 2005, Mr. Wood served as the chairman of the Federal Energy Regulatory Commission. From 1995 to 2001, he chaired the Public Utility Commission of Texas. Mr. Wood has also been an attorney with Baker & Botts, a global law firm, and an associate project engineer with Arco Indonesia, an oil and gas company, in Jakarta. He currently serves as a director of Quanta Services, Inc. Mr. Wood is a past board chairman of Dynegy, a past director of Memorial Resource Development, Inc. and TPI Composites, a former director of the American Council on Renewable Energy, and a member of the National Petroleum Council.
Mr. Wood brings significant strategic and operational management experience to the Board. Mr. Wood has demonstrated strong leadership skills through a decade of regulatory leadership in the energy sector. Mr. Wood brings a unique perspective and extensive knowledge of energy project development, public policy development, governance, and the regulatory process. His legal background also provides the Board with a perspective on the legal implications of matters affecting our business. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Wood should serve as a director on the Board, chairman of the Nominating and Corporate Governance Committee, and chairman of the Compensation Committee.
Class II Directors with Terms Expiring in 2022
Name	Age	Position(s) with SunPower	Director Since
Catherine Lesjak	62	Director	2013
Julien Pouget	44	Director	2017
Franck Trochet	50	Director	2019
Catherine Lesjak retired from HP Inc. on February 28, 2019 and was the interim chief operating officer of HP Inc. from July 1, 2018 until January 1, 2019. She served as executive vice president and chief financial officer of HP Inc. (formerly Hewlett-Packard Company) (HP) from January 1, 2007 until November 1, 2015 and chief financial officer of HP from November 1, 2015 until July 1, 2018. Ms. Lesjak served as interim chief executive officer of HP from August 2010 through October 2010. As a 32-year veteran at HP, Ms. Lesjak held a broad range of financial leadership roles across HP. Before being named as chief financial officer, Ms. Lesjak served as senior vice president and treasurer, where she was responsible for managing HP’s worldwide cash, debt, foreign exchange, capital structure, risk management, and benefits plan administration. Earlier in her career at HP, she managed financial operations for Enterprise Marketing and Solutions and the Software Global Business Unit. Before that, she was group controller for HP’s Software Solutions Organization and managed HP’s global channel credit risk as controller and credit manager for the Commercial Customer Organization. Ms. Lesjak has a bachelor’s degree in biology from Stanford University and a master of business administration degree in finance from the University of California, Berkeley.
Ms. Lesjak’s extensive experience as the chief financial officer of a major corporation, with significant presence in both the business-to-consumer and business-to-business markets, allows her to make significant contributions to our strategic business planning and execution and qualifies her as a financial expert, which is relevant to her duties as a member of the Audit Committee. Her background is also valuable in terms of financial oversight and review of our strategic investments. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Ms. Lesjak should serve as a director on the Board and chair of the Audit Committee.
Julien Pouget has served as senior vice president of the Renewables division of Total S.E. since January 1, 2017. From 2014 to 2016, he served as a senior advisor to the President of France, initially responsible for industry, then industry and digital, and finally for the economy. His responsibilities during this time included the restructuring of the French nuclear power industry. Prior to his service to the President of France, Mr. Pouget spent six years in various positions at Alstom Power, including as vice president of the heat exchangers product line for France, Switzerland, and China, as vice president and general manager of Asian activities, and as project leader and head of engineering for the heat exchangers on the Flamanville 3 EPR nuclear power plant in France. From 2001 to 2008, Mr. Pouget held various positions in the French Ministry of Industry, and at the state shareholding agency at the French Ministry for Finance and Economy. Mr. Pouget is a chief engineer of the prestigious French Corps de Mines and a graduate of the École Polytechnique.
Mr. Pouget brings significant international managerial and operational experience to the Board. His extensive experience in the energy industry and in government gives him a valuable perspective on policy and the global energy marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Pouget should serve as a director on the Board.
Franck Trochet has served as vice president, finance, of Total Petrochemicals and Refining USA, Inc. in Houston since 2017. He held a similar role for Total’s exploration and production and marketing and services divisions, as well as its U.S. affiliates, since 2017. From 2013 to 2017, Mr. Trochet served as vice president, business control, for Total’s refining and chemicals branch in Paris. He was part of the team that established Total’s refining and chemicals branch in 2010 before being appointed as vice president, corporate affairs, of Total’s polymers business unit in Brussels. Mr. Trochet joined the finance division of Elf Aquitaine S.A.S. in 1999, prior to its acquisition by Total, and held various positions in the refining and marketing divisions of Total, including U.K. finance manager, until 2010. He started his career at Ernst & Young LLP. He is a graduate of the Business School of Tours in France.
Mr. Trochet brings significant strategic and business development experience to the Board. His extensive experience in the energy industry gives him a valuable perspective on the development of our strategy going forward. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Trochet should serve as a director on the Board.
Class III Directors With Terms Expiring in 2023
Name	Age	Position(s) with SunPower	Director Since
Thomas McDaniel	71	Director	2009
Thomas Werner	60	President, Chief Executive Officer, and Chairman of the Board	2003
Laurent Wolffsheim	49	Director	2021
Thomas McDaniel was executive vice president, chief financial officer, and treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in July 2008 after 37 years of service. Before January 2005, Mr. McDaniel was chairman, chief executive officer, and president of Edison Mission Energy, a power generation business specializing in the development, acquisition, construction, management, and operation of power production facilities. Mr. McDaniel was also chief executive officer and a director of Edison Capital, a provider of capital and financial services supporting the growth of energy and infrastructure projects, products, and services, both domestically and internationally. Mr. McDaniel has served on the Board since February 2009. Mr. McDaniel formerly served as chairman of the boards of directors of SemGroup, L.P., a midstream energy services company, and Tendril Networks, Inc., a software-as-a-service energy efficiency company. He formerly served on the advisory boards of Cypress Envirosystems, which develops and markets energy efficiency products, and On Ramp Wireless, a communications company serving electrical, gas, and water utilities. Mr. McDaniel also served on the boards of directors of the Senior Care Action Network (SCAN) from 2000 to 2013 and Aquion Energy, a manufacturer of energy storage systems. Through the McDaniel Family Foundation, he is actively involved in a variety of charitable activities, such as the Boys and Girls Club of Huntington Beach, Heifer International, and the Free Wheelchair Mission.
Mr. McDaniel brings significant operational and development experience, including extensive experience growing and operating global electric power businesses, to the Board. In addition, Mr. McDaniel’s prior experience as a chief financial officer qualifies him as a financial expert, which is relevant to his duties as an Audit Committee member. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. McDaniel should serve as a director on the Board.
Thomas Werner has served as our chief executive officer and as a member of the Board since June 2003, and chairman of the Board since May 2011. From 2001 to 2003, before joining SunPower, he held the position of chief executive officer of Silicon Light Machines, Inc., an optical solutions subsidiary of Cypress Semiconductor Corporation. From 1998 to 2001, Mr. Werner served as vice president and general manager of the Business Connectivity Group of 3Com Corp., a network solutions company. He also held a number of executive management positions at Oak Industries, Inc. and General Electric Co. Mr. Werner currently serves as a member of the board of directors of Cree, Inc., an LED manufacturer, and the Silicon Valley Leadership Group. He is also on the board of trustees of Marquette University. Mr. Werner served as a member of the board of directors of Silver Spring Networks, a provider of smart grid applications, from March 2009 to January 2018. Mr. Werner holds a bachelor’s degree in industrial engineering from the University of Wisconsin–Madison, a bachelor’s degree in electrical engineering from Marquette University, and a master’s degree in business administration from George Washington University.
Mr. Werner brings significant leadership, technical, operational, and financial management experience to the Board. Mr. Werner provides the Board with valuable insight into management’s perspective with respect to our operations. Mr. Werner has demonstrated strong executive leadership skills through more than 20 years of executive officer service with various companies and brings the most comprehensive view of our operational history over the past several years. Mr. Werner also brings to the Board leadership experience through his service on the boards of directors of two other organizations, which gives him the ability to compare the way in which management and boards operate within the companies and organizations he serves. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Werner should serve as a director on the Board and chairman of the Board.
Laurent Wolffsheim has served as senior vice president, strategy growth & people within the Gas Renewables and Power division of Total since January 2021. Before that, he served as managing director of Total Exploration & Production Qatar, vice president budget & financial control for the Total group, strategic planning manager within the Refining & Chemicals division of Total, and managing director of Total Polska Sp. z o.o. Prior to those positions, Mr. Wolffsheim held various other positions within the Total group, where he has been employed since 1995. Mr. Wolffsheim holds a degree in engineering from École Centrale de Lyon and a degree in business administration from École Supérieure des Sciences Économiques et Commerciales.
Mr. Wolffsheim brings significant international strategic and business development experience to the Board. His extensive experience in the energy and technology industries gives him a valuable perspective on our role in the global marketplace. It is based on the Board’s identification of these qualifications, skills, and experience that the Board has concluded that Mr. Wolffsheim should serve as a director on the Board.
Vote Required
Election of a director requires the affirmative vote of the holders of a plurality of votes represented by the shares in attendance or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three persons receiving the greatest number of votes at the Annual Meeting shall be elected as Class I directors. Neither “broker non-votes” nor abstentions will affect the outcome of the voting on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE CLASS I DIRECTOR NOMINEES.

BOARD STRUCTURE
Determination of Independence
The Board has determined that three of our nine directors, namely Ms. Lesjak, Mr. McDaniel, and Mr. Wood, each meet the standards for independence as defined by applicable listing standards of The Nasdaq Stock Market and rules and regulations of the SEC. The Board has also determined that Mr. Werner, our president, chief executive officer, and chairman of the Board, and Mr. Badoual, Mr. Pouget, Mr. Toulouse, Mr. Trochet, and Mr. Wolffsheim, as directors designated by our controlling stockholder, Total, pursuant to our Affiliation Agreement with Total, are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. As described above, Mr. Werner will retire from his position, effective April 19, 2021, and Peter Faricy will succeed him as our president and chief executive officer, effective on the same day. Mr. Werner has agreed to continue to serve as a Class III director and as chairman of the Board for a period of time to aid in the leadership transition. It is anticipated that Mr. Faricy will also be appointed to the Board on or after April 19, 2021. As chief executive officer, Mr. Faricy will not be “independent” as defined by applicable listing standards of The Nasdaq Stock Market. There are no family relationships among any of our directors or executive officers.
Leadership Structure and Risk Oversight
The Board has determined that having a lead independent director assist Mr. Werner as chairman of the Board, and, following Mr. Werner’s retirement, Mr. Faricy as president and chief executive officer, is in the best interest of our stockholders. Mr. Werner has agreed to continue to serve as chairman of the Board for a period of time to aid in the leadership transition, which the Board has also determined to be in the best interest of our stockholders. The Board believes this structure ensures a greater role for the independent directors in the oversight of our company and encourages active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. We believe that this leadership structure also is preferred by a significant number of our stockholders. Mr. McDaniel has served as the lead independent director of our Board since February 2021, and Mr. Wood served as the lead independent director of the Board from June 2012 to February 2021.
The Board is actively involved in oversight of risks that could affect our company. This oversight is conducted primarily through committees of the Board, in particular our Audit Committee, as disclosed in the descriptions of each of the committees below and in the respective charters of each committee. The full Board, however, has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from our officers responsible for oversight of particular risks within our company.
Board Meetings
The Board held four regular, quarterly meetings, one annual meeting, and 18 special meetings during fiscal 2020. During fiscal 2020, each incumbent director, as applicable, attended at least 75% of the aggregate number of meetings of the Board and its committees on which such director served during his or her term. Our independent directors held four meetings with management present, as well as four executive sessions during regular, quarterly meetings and four executive sessions during special meetings without management present, during fiscal 2020.
Controlled Company, Nasdaq Listing Standards
As of April 2, 2021, Total has owned greater than 50% of our outstanding voting securities, and we are therefore considered a “controlled company” within the meaning of The Nasdaq Stock Market rules. As long as we remain a “controlled company,” we are exempt from the rules that would otherwise require that the Board be composed of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. This “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and The Nasdaq Stock Market rules that require that our Audit Committee be composed exclusively of independent directors.
Board Committees
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has established committees to ensure that we maintain strong corporate governance standards. The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees. Additionally, the

Board has in the past established, and may in the future establish, ad hoc committees to assist the Board in fulfilling its oversight responsibilities. The charters of our Audit, Compensation, and Nominating and Corporate Governance Committees are available on our website at http://investors.SunPower.com. You may also request copies of our committee charters free of charge by writing to SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. Below is a summary of our committee structure and membership information.
Director(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Thomas Werner	—	—	—
François Badoual	—	—	Member
Catherine Lesjak (I)	Chair	—	—
Thomas McDaniel (I)(*)	Member	Member	Member
Julien Pouget	—	Member	—
Denis Toulouse	—	—	—
Franck Trochet	—	—	Member
Laurent Wolffsheim	—	Member	—
Patrick Wood III (I)	Member	Chair	Chair
(1)	(I) Indicates an independent director, and (*) indicates the lead independent director.
(2) Audit Committee
Ms. Lesjak is the chair of the Audit Committee, appointed in February 2021. Our Audit Committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board has determined that each member of our Audit Committee is “independent” as that term is defined in Section 10A of the Exchange Act and as defined by applicable listing standards of The Nasdaq Stock Market. Each member of the Audit Committee is financially literate and has the financial sophistication required by the applicable listing standards of The Nasdaq Stock Market. The Board has determined that each of Ms. Lesjak and Mr. McDaniel meet the criteria of an “audit committee financial expert” within the meaning of applicable SEC regulations due to their professional experience. Ms. Lesjak’s and Mr. McDaniel’s relevant professional experience is described above under “Proposal One—Re-Election of Class I Directors.” The Audit Committee held 10 meetings during fiscal 2020.
The purpose of the Audit Committee, pursuant to its charter, is, among other things, to:
•	provide oversight of our accounting and financial reporting processes and the audit of our financial statements and internal controls by our independent registered public accounting firm;
•
assist the Board in the oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s performance, qualifications, and independence; and (4) the performance of our internal audit function;

•	oversee management’s identification, evaluation, and mitigation of major risks to our company;
•	prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
•	provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board;
•
consider questions of actual and potential conflicts of interest (including corporate opportunities) of Board members and corporate officers and review and approve proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, provided that any approval of related party transactions may be made only by the disinterested members of the Audit Committee;

•	oversee any waiver of the Code of Business Conduct and Ethics for directors and executive officers; and
•
review at least annually our company’s banking and treasury authorizations and material terms of our credit facilities as they bear on our risk exposures, financial disclosures, internal controls, and legal compliance.

The Audit Committee also serves as the representative of the Board with respect to its oversight of the matters described below in the “Audit Committee Report.” The Audit Committee has established procedures for (1) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. The Audit Committee promptly reviews such complaints and concerns.
Compensation Committee
Mr. Wood is the chairman of the Compensation Committee, appointed in November 2012. Two of the four members of the Compensation Committee, Mr. McDaniel and Mr. Wood, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Pouget and Mr. Wolffsheim were designated by Total to be on the Compensation Committee pursuant to our Affiliation Agreement and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Compensation Committee held four meetings during fiscal 2020.
The Compensation Committee, pursuant to its charter, assists the Board in discharging its duties with respect to:
•	the formulation, implementation, review, and modification of the compensation of our directors and executive officers;
•
the review and preparation of an annual report of the Compensation Committee for inclusion in our annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules of the SEC and applicable listing standards of The Nasdaq Stock Market;

•	the review and discussion with management of the Compensation Discussion and Analysis section of our annual proxy statement or Annual Report on Form 10-K;
•	oversight of our company compensation philosophy, which may be performance-based, to reward and retain employees based on achievement of goals; and
•	the administration of our equity incentive plans, including the SunPower Corporation 2015 Omnibus Incentive Plan.
We also have a Section 16 Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act, as recommended by the Compensation Committee.
In certain instances, the Compensation Committee has delegated limited authority to Mr. Werner, in his capacity as a Board member, with respect to compensation and equity awards for employees other than our executive officers. For more information on our processes and procedures for the consideration and determination of executive compensation, see “Compensation Discussion and Analysis” below.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee was at any time during fiscal 2020 one of our officers or employees or is one of our former officers or employees. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 and Item 407(e)(4) of Regulation S-K. Additionally, during fiscal 2020, none of our executive officers or directors was a member of the board of directors, or any committee of the board of directors, or of any other entity such that the relationship would be construed to constitute a compensation committee interlock within the meaning of the rules and regulations of the SEC.
Nominating and Corporate Governance Committee
Mr. Wood is the chairman of our Nominating and Corporate Governance Committee. Two of the four members of the Nominating and Corporate Governance Committee, Mr. McDaniel and Mr. Wood, are “independent” as defined by applicable listing standards of The Nasdaq Stock Market. Mr. Badoual and Mr. Trochet were designated by Total to be on the Nominating and Corporate Governance Committee pursuant to our Affiliation Agreement with Total and are not “independent” as defined by applicable listing standards of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee held five meetings during fiscal 2020.

The Nominating and Corporate Governance Committee, pursuant to its charter, assists the Board in discharging its responsibilities with respect to:
•	the identification of individuals qualified to become directors and the selection or recommendation of candidates for all directorships to be filled by the Board or by the stockholders;
•
the evaluation of whether an incumbent director should be nominated for re-election to the Board upon expiration of such director’s term, based upon factors established for new director candidates as well as the incumbent director’s qualifications, performance as a Board member, and such other factors as the Nominating and Corporate Governance Committee deems appropriate; and

•	the development, maintenance, and recommendation of a set of corporate governance principles applicable to us, and periodically reviewing such principles.
The Nominating and Corporate Governance Committee also considers diversity in identifying nominees for directors. In particular, the Nominating and Corporate Governance Committee believes that the members of the Board should reflect a diverse range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, the Nominating and Corporate Governance Committee has determined that the Board as a whole must have the right diversity, mix of characteristics, and skills for the optimal functioning of the Board in its oversight role.
The Nominating and Corporate Governance Committee believes the Board should be composed of persons with skills in areas such as:
•	relevant industries, especially solar products and services;
•	technology manufacturing;
•	sales and marketing;
•	leadership of large, complex organizations;
•	finance and accounting;
•	corporate governance and compliance;
•	strategic planning;
•	international business activities; and
•	human capital and compensation.
Under our Corporate Governance Principles, during the director nominee evaluation process, the Nominating and Corporate Governance Committee and the Board take the following into account:
•	A significant number of directors on the Board should be independent directors, unless otherwise required by applicable law or The Nasdaq Stock Market rules;
•
Candidates should be capable of working in a collegial manner with persons of different educational, business, and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	Candidates should represent a diversity of viewpoints, backgrounds, experiences, and other demographics, including, but not limited to, gender and membership in underrepresented communities;
•	Candidates should demonstrate notable or significant achievement and possess senior-level business, management, or regulatory experience that would inure to our benefit;
•	Candidates shall be individuals of the highest character and integrity;
•	Candidates shall be free from any conflict of interest that would interfere with their ability to properly discharge their duties as a director or would violate any applicable law or regulation;
•
Candidates for the Audit Committee and Compensation Committee should have the enhanced independence and financial literacy and expertise that may be required under law or The Nasdaq Stock Market rules;

•	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and
•	Candidates shall have the desire to represent the interests of all stockholders.

CORPORATE GOVERNANCE
Stockholder Communications with Board
We provide a process by which stockholders may send communications to the Board, any committee of the Board, our non-management directors, or any particular director. Stockholders can contact our non-management directors by sending such communications to the chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134. Stockholders wishing to communicate with a particular Board member, a particular Board committee, or the Board as a whole may send a written communication to our Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134. The Corporate Secretary will forward such communication to the full Board, to the appropriate committee, or to any individual director or directors to whom the communication is addressed, unless the communication is unduly hostile, threatening, illegal, or harassing, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.
Directors’ Attendance at Our Annual Meetings
Although we do not have a formal policy that mandates the attendance of our directors at our annual stockholder meetings, our directors are encouraged to attend. All of our directors are expected to attend the 2021 Annual Meeting, and eight of our directors attended our annual meeting of stockholders held on May 14, 2020 (the “2020 Annual Meeting”).
Submission of Stockholder Proposals for the 2022 Annual Meeting
As a SunPower stockholder, you may submit a proposal, including director nominations, for consideration at future annual meetings of stockholders.
Stockholder Proposals. Only stockholders meeting certain criteria outlined in our Amended and Restated By-Laws (the “By-Laws”) are eligible to submit nominations for election to the Board or to propose other proper business for consideration by stockholders at an annual meeting. Under the By-Laws, stockholders who wish to nominate persons for election to the Board or propose other proper business for consideration by stockholders at an annual meeting must give proper written notice to us not earlier than 120 days and not later than 90 days before the first anniversary of the preceding year’s annual meeting, provided that in the event that an annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which we mail or publicly announce our notice of the date of the annual meeting, whichever occurs first. Therefore, notices regarding nominations of persons for election to the Board and proposals of other proper business for consideration at the 2022 annual meeting of stockholders must be submitted to us no earlier than January 13, 2022 and no later than February 12, 2022. If the date of the 2022 annual meeting is moved more than 25 days before or after the anniversary date of the 2021 Annual Meeting, the deadline will instead be the close of business on the tenth day following notice of the date of the 2022 annual meeting of stockholders or public disclosure of such date, whichever occurs first. We have discretionary power, but are not obligated, to consider stockholder proposals submitted after February 12, 2022 for the 2022 annual meeting.
Stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy material. In order to be included in our proxy materials for the 2022 annual meeting of stockholders, pursuant to Rule 14a-8 of the Exchange Act the submission deadline for stockholder proposals is December 3, 2021. All written proposals must be received by our Corporate Secretary, at our corporate offices at 51 Rio Robles, San Jose, California 95134 by the close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2022 annual meeting of stockholders.
Recommendation or Nomination of Director Candidates. Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders using the same criteria for evaluation of director candidates described above. Such recommendations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, SunPower Corporation, 51 Rio Robles, San Jose, California 95134.

For any nomination of director candidates, the stockholder must give notice of a nomination to our Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such nomination proposal must include the following:
•	the name, age, business address, residential address, and record address of such nominee;
•	the principal occupation or employment of such nominee;
•	the class or series and number of shares of our stock owned beneficially or of record by such nominee;
•	any information relating to the nominee that would be required to be disclosed in our proxy statement;
•	the nominee holder for, and number of, shares owned beneficially but not of record by such person;
•
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, or borrowed or loaned shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such person with respect to any share of our stock;

•
to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or re-election as a director on the date of such stockholder’s notice;

•
a description of all arrangements or understandings between or among such persons pursuant to which the nomination(s) are to be made by the stockholder and any relationship between or among the stockholder giving notice and any person acting in concert, directly or indirectly, with such stockholder and any person controlling, controlled by, or under common control with such stockholder, on the one hand, and each proposed nominee, on the other hand; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice.
If a director nomination is made pursuant to the process set forth above, the Nominating and Corporate Governance Committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate, and will recommend to the Board whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder should be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board will make the final determination whether or not a nominee will be included in the proxy statement and on the proxy card for election.
Once either a search firm selected by the Nominating and Corporate Governance Committee or a stockholder has provided our Nominating and Corporate Governance Committee with the identity of a prospective candidate, the Nominating and Corporate Governance Committee communicates the identity and known background and experience of the candidate to the Board. If warranted by a polling of the Board, members of our Nominating and Corporate Governance Committee and/or other members of our senior management may interview the candidate. If the Nominating and Corporate Governance Committee reacts favorably to a candidate, the candidate is next invited to interview with the members of the Board who are not on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then makes a final determination whether to recommend the candidate to the Board for directorship. The Nominating and Corporate Governance Committee currently has not set specific minimum qualifications or criteria for nominees that it proposes for Board membership, but evaluates the entirety of each candidate’s credentials. The Nominating and Corporate Governance Committee believes, however, that we will be best served if our directors bring to the Board a variety of diverse experience and backgrounds and, among other things, demonstrated integrity, executive leadership, and financial, marketing, or business knowledge and experience. See “Board Structure—Nominating and Corporate Governance Committee” for factors considered by the Nominating and Corporate Governance Committee and the Board in considering director nominees.

Corporate Governance Principles
We believe that strong corporate governance practices are the foundation of a successful, well-run company. The Board has adopted Corporate Governance Principles that set forth our core corporate governance principles, including:
•	oversight responsibilities of the Board;
•	election and responsibilities of the lead independent director;
•	role of Board committees and assignment and rotation of members;
•	review of the Code of Business Conduct and Ethics and consideration of related party transactions;
•	independent director meetings without management and with outside auditors;
•	Board’s access to employees;
•	annual review of director compensation;
•	membership criteria and selection of the Board;
•	annual review of Board performance;
•	director orientation and continuing education;
•	stock ownership guidelines for certain of our executive officers and directors;
•	annual review of performance and compensation of executive officers; and
•	succession planning for key executive officers.
Our Corporate Governance Principles are available on our website at http://investors.SunPower.com.
Code of Business Conduct and Ethics; Related Persons Transactions Policy and Procedures
It is our general policy to conduct our business activities and transactions with the highest level of integrity and ethical standards and in accordance with all applicable laws. In addition, it is our policy to avoid situations that create an actual or potential conflict between our interests and the personal interests of our officers and directors. Such principles are described in our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics is applicable to our directors, officers, and employees (including our principal executive officer, principal financial officer, and principal accounting officer), as well as to our suppliers, vendors, partners, and other parties that represent us, and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. Our Code of Business Conduct and Ethics is available on our website at http://investors.SunPower.com/corporate-governance/governance-overview under the tab for “Code of Conduct.” You may also request a copy by writing to us at SunPower Corporation, 51 Rio Robles, San Jose, California 95134, Attention: Corporate Secretary. If we amend our Code of Business Conduct and Ethics or grant a waiver applicable to our principal executive officer, principal financial officer, or principal accounting officer, we will post a copy of such amendment or waiver on our website. Under our Corporate Governance Principles, the Audit Committee is responsible for reviewing and recommending changes to our Code of Business Conduct and Ethics.
Pursuant to our Corporate Governance Principles and the charter of our Audit Committee, our Audit Committee will consider questions of actual and potential conflicts of interest (including corporate opportunities) of directors and officers and approve or prohibit such transactions. The Audit Committee will review and approve in advance all proposed related party transactions that would be required to be disclosed under Item 404 of Regulation S-K, in compliance with the applicable Nasdaq Stock Market rules. A related party transaction will only be approved if the Audit Committee determines that it is in our best interests. If a director is involved in the transaction, he or she will be recused from all voting and approval processes in connection with the transaction.

Certain Relationships and Related Persons Transactions
Other than the compensation agreements and other arrangements described herein, and the transactions described below, since the start of our last fiscal year on December 30, 2019, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we have been or will be a party:
•	in which the amount involved exceeded or will exceed $120,000; and
•
in which any director, director nominee, executive officer, beneficial owner of more than 5% of any class of our common stock, or any immediate family member of such persons had or will have a direct or indirect material interest.

Agreements with Total and Total S.E.
Spin-Off Agreements
On August 26, 2020, we completed the spin-off (the “Spin-Off”) of Maxeon Solar Technologies, Ltd., a Singapore public company limited by shares (“Maxeon Solar”), consisting of certain non-U.S. operations and assets of our former SunPower Technologies business unit. The Spin-Off was completed by way of a pro rata distribution of all of the then-issued and outstanding ordinary shares, no par value, of Maxeon Solar to holders of record of our common stock (the “Distribution”) as of the close of business on August 17, 2020.
Immediately after the Distribution and as contemplated by the Investment Agreement entered into among us, Maxeon Solar, Tianjin Zhonghuan Semiconductor Co., Ltd., a PRC joint stock limited company (“TZS”), and for limited purposes set forth therein, Total, Maxeon Solar and TZS completed the previously announced transaction in which Zhonghuan Singapore Investment and Development Pte. Ltd., a Singapore private limited company and an affiliate of TZS, purchased from Maxeon Solar, for $298.0 million, 8,915,692 additional Maxeon Solar shares (the “TZS Investment”), representing approximately 28.848% of the outstanding Maxeon Solar shares after giving effect to the Spin-Off and the TZS Investment.
In connection with the Spin-Off, and as contemplated by the Separation and Distribution Agreement entered into by us and Maxeon Solar, we and Maxeon Solar entered into certain ancillary agreements that govern the relationships between the Company and Maxeon Solar following the Distribution, including: a tax matters agreement, employee matters agreement, transition services agreement, back-to-back agreement, brand framework agreement, cross license agreement, collaboration agreement, and supply agreement (collectively, the “Ancillary Agreements”), each as previously described in our announcement of the contemplated transaction.
Revolving Credit Facility with Crédit Agricole and Related Guaranty
On October 29, 2019, we entered into a Green Revolving Credit Agreement (the “2019 Revolver”) with Crédit Agricole Corporate and Investment Bank (“Credit Agricole”), as lender, with a revolving credit commitment of $55.0 million. The 2019 Revolver contains affirmative covenants, events of default and repayment provisions customarily applicable to similar facilities and has a per annum commitment fee of 0.05% on the daily unutilized amount, payable quarterly. Loans under the 2019 Revolver bear either an adjusted LIBOR interest rate for the period elected for such loan or a floating interest rate of the higher of prime rate, federal funds effective rate, or LIBOR for an interest period of one month, plus an applicable margin, ranging from 0.25% to 0.60%, depending on the base interest rate applied, and each matures on the earlier of April 29, 2021, or the termination of commitments thereunder. Our payment obligations under the 2019 Revolver are guaranteed by Total S.E. up to the maximum aggregate principal amount of $55.0 million. In consideration of the commitments of Total S.E., we are required to pay them a guaranty fee of 0.25% per annum on any amounts borrowed under the 2019 Revolver and to reimburse Total S.E. for any amounts paid by them under the parent guaranty. We have pledged the equity of a wholly-owned subsidiary that holds our shares of Enphase Energy, Inc. common stock to secure our reimbursement obligation under the parent guaranty. We have also agreed to limit our ability to draw funds under the 2019 Revolver to no more than 67% of the fair market value of the common stock held by our subsidiary at the time of the draw.
As of both January 3, 2021 and December 29, 2019, we had no outstanding borrowings under the Revolver. Subsequent to the year ended January 3, 2021, we have terminated our commitments under the 2019 Revolver with Credit Agricole. Consequently, all guarantee agreements were terminated with Total S.E.

Affiliation Agreement
We and Total have entered into an Affiliation Agreement that governs the relationship between Total and us (the “Affiliation Agreement”). Until the expiration of a standstill period specified in the Affiliation Agreement (the “Standstill Period”), and subject to certain exceptions, Total, Total S.E., and any of their respective affiliates and certain other related parties (collectively, the “Total Group”) may not effect, seek, or enter into discussions with any third party regarding any transaction that would result in the Total Group beneficially owning our shares in excess of certain thresholds, or request us or our independent directors, officers, or employees to amend or waive any of the standstill restrictions applicable to the Total Group. The Standstill Period ends when Total holds less than 15% ownership of us.
The Affiliation Agreement imposes certain limitations on the Total Group’s ability to seek to effect a tender offer or merger to acquire 100% of our outstanding voting power and imposes certain limitations on the Total Group’s ability to transfer 40% or more of our outstanding shares or voting power to a single person or group that is not a direct or indirect subsidiary of Total S.E. During the Standstill Period, no member of the Total Group may, among other things, solicit proxies or become a participant in an election contest relating to the election of directors to our board of directors.
The Affiliation Agreement provides Total with the right to maintain its percentage ownership in connection with any new securities issued by us, and Total may also purchase shares on the open market or in private transactions with disinterested stockholders, subject in each case to certain restrictions.
The Affiliation Agreement also imposes certain restrictions with respect to the ability of us and our Board to take certain actions, including specifying certain actions that require approval by the directors other than the directors appointed by Total and other actions that require stockholder approval by Total.
Cooperation Agreement
In December 2020, we entered into a strategic Cooperation Framework Agreement (the “Cooperation Agreement”) with Total that governs the ongoing relationship between us and Total (a majority owner of SunPower) with respect to development and sale of some future commercial solar power projects. The Cooperation Agreement lays the foundation for the potential of joint development of some projects and allows us and Total to expand investments in solar power projects to provide for future opportunities and investment volume.
Among other things, the Cooperation Agreement provides for –
•	our ability to sell projects to Total at pre-agreed model metrics;
•	our ability to obtain non-recourse financing of construction costs;
•	our ability to obtain financing of development costs as various milestones in the project development cycle are achieved;
•	exclusivity over our offering of various post-sale services for projects sold to Total or its affiliates; and
•	our right to offer engineering, procurement, and construction (“EPC”) services on some downstream generation projects being developed by Total.
The Cooperation Agreement will remain in effect until December 31, 2023, unless otherwise terminated.
0.875% Debentures Due 2021
In June 2014, we issued $400.0 million in principal amount of our 0.875% debentures due 2021 (the “0.875% debentures due 2021”). An aggregate principal amount of $250.0 million of the 0.875% debentures due 2021 was initially acquired by Total. Interest is payable on the 0.875% debentures due 2021 semi-annually, beginning on December 1, 2014. The 0.875% debentures due 2021 are convertible into shares of our common stock at any time. When issued, the initial conversion rate in respect of the 0.875% debentures due 2021 was 20.5071 shares of common stock per $1,000 principal amount of debentures (which was equivalent to an initial conversion price of approximately $48.76 per share). After giving effect to the Spin-Off, effective September 1, 2020, the conversion rate was adjusted to 25.1388 shares of common stock per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $39.78 per share). The applicable conversion rate may further adjust in certain circumstances, including a fundamental change, as described in the indenture governing the 0.875% debentures due 2021. If not earlier repurchased or converted, the 0.875% debentures due 2021 mature on June 1, 2021.

We repurchased a portion of our outstanding 0.875% debentures due 2021 in the first and third quarters during fiscal 2020. On November 24, 2020, we announced a tender offer (the “Offer”) to purchase any and all of our outstanding 0.875% debentures due 2021. On December 23, 2020, we announced the expiration and final results of the Offer. As of the expiration of the Offer, $238.9 million aggregate principal amount of the 0.875% debentures due 2021, representing approximately 79.23% of the total 0.875% debentures due 2021 outstanding, including $193.6 million representing all of the aggregate principal amount of the debentures held by Total, were validly tendered (and not validly withdrawn). We accepted for purchase all Convertible Debentures that were validly tendered (and not validly withdrawn) pursuant to the Offer at the expiration of the Offer at a purchase price equal to $1,000 per $1,000 principal amount of the 0.875% debentures due 2021, plus accrued and unpaid interest.
In aggregate, during the fiscal year ended January 3, 2021, we purchased $337.4 million of aggregated principal amount of the 0.875% debentures due 2021 for cash proceeds of approximately $334.7 million, net. The purchases and early retirements resulted in a gain from extinguishment of debt of approximately $2.2 million in the fiscal year ended January 3, 2021, which represented the difference between the book value of the convertible notes, net of the remaining unamortized discount prior to repurchase and the reacquisition price of the convertible notes upon repurchase. The gain was recorded within “Other, net” on the consolidated statement of operations.
4.00% Debentures Due 2023
In December 2015, we issued $425.0 million in principal amount of our 4.00% senior convertible debentures due 2023 (the “4.00% debentures due 2023”). An aggregate principal amount of $100.0 million of the 4.00% debentures due 2023 was acquired by Total. The 4.00% debentures due 2023 are convertible into shares of our common stock at any time. When issued, the initial conversion rate in respect of the 4.00% debentures due 2023 was 32.7568 shares of common stock per $1,000 principal amount of debentures (which was equivalent to an initial conversion price of approximately $30.53 per share). After giving effect to the Spin-Off, effective September 1, 2020, the conversion rate adjusted to 40.1552 shares of common stock per $1,000 principal amount of debentures (which is equivalent to a conversion price of approximately $24.90 per share), which provides Total the right to acquire up to 4,015,515 shares of our common stock. The applicable conversion rate may further adjust in certain circumstances, including a fundamental change, as described in the indenture governing the 4.00% debentures due 2023.
Joint Solar Projects with Total and Its Affiliates
During fiscal year 2018, in connection with a co-development solar project in Japan among us, Total, and an independent third party, we sold 25% of ownership interests in the co-development solar project to Total, for an immaterial amount of proceeds. We sold the remaining 25% of ownership interest to Total in the nine months ended September 29, 2019, for proceeds of $4.6 million, and recognized a gain of $2.9 million, which is included within “other, net” in our consolidated statements of operations for fiscal 2019. Development service revenue of $6.4 million was also recognized during fiscal 2019. We have also agreed to supply solar panels under this arrangement with sales beginning in October 2019 through November 2020. We recognize revenue from these sales consistent with our revenue recognition policy from solar power components.
In connection with a co-development solar project in Chile between us and Total, we sold all of our 50% of ownership interests in the co-development project to Total in fiscal 2019, for proceeds of $14.1 million, and recognized a gain of $11.0 million, which is included within “other, net” in our consolidated statements of operations for fiscal 2019.
Supply Agreements
In December 2019, we sold our membership interests in certain project companies to Total Strong, LLC., a joint venture between Total and Hannon Armstrong. We recognized revenue of $6.2 million for sales to this joint venture, which is included within “Solar power systems, components, and other” on our consolidated statements of operations for fiscal 2019. During the fiscal year ended January 3, 2021, we recognized revenue of $127.9 million for sales to this joint venture, that included project companies sold in the previous quarters, and continued recognition of EPC revenue for sales in the previous quarters, which is included within “Solar power systems, components, and other” on our consolidated statements of operations.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board serves as the representative of the Board with respect to its oversight of:
•	our accounting and financial reporting processes and the audit of our financial statements;
•	the integrity of our financial statements;
•	our internal controls;
•	our compliance with legal and regulatory requirements and efficacy of and compliance with our corporate policies;
•	the independent registered public accounting firm’s appointment, qualifications, and independence;
•	the performance of our internal audit function;
•	enterprise risk, including privacy and data security risk; and
•	our environmental, social, and governance programs.
The Audit Committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of financial statements and in assignments unrelated to the audit, reviews our independent registered public accounting firm’s fees, and pre-approves services to be provided by our independent registered public accounting firm.
The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended January 3, 2021 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The Audit Committee reports on these meetings to the Board.
Our management has primary responsibility for preparing our financial statements and for our financial reporting process. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of our financial statements to generally accepted accounting principles and the effectiveness of our internal control over financial reporting.
The Audit Committee reports as follows:
(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2020 with our management.
(2)
The Audit Committee has discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC.

(3)
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to us is compatible with its independence.

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or its chair pursuant to delegated authority) of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or its chair pursuant to delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.

Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021, as filed with the SEC.
The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Catherine Lesjak, Chair
Thomas McDaniel
Patrick Wood III

DIRECTOR COMPENSATION
The following table sets forth a summary of the compensation we paid to our non-employee directors for fiscal 2020. The table does not include Mr. Werner, who did not receive separate compensation for his service on the Board given his position as SunPower’s chief executive officer.
2020 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Total ($)
Total-designated members of the Board (1)	—	—	—
Catherine Lesjak	80,000	275,016	355,016
Thomas McDaniel	80,000	275,016	355,016
Patrick Wood III	100,000	275,016	375,016
(1)
The Total-designated members of the Board include François Badoual, Julien Pouget, Denis Toulouse, Franck Trochet, and Laurent Wolffsheim. Thomas Rebeyrol, a former Total-designated member of the Board, resigned on February 10, 2021 and was replaced by Mr. Wolffsheim.

(2)
The amounts reported in this column represent the aggregate cash retainers received by the non-employee directors for fiscal 2020, but do not include amounts reimbursed to the non-employee directors for expenses incurred in connection with attending Board and committee meetings. These amounts represent a temporary reduction of fees effective April 1, 2020. At the directors’ request and upon approval by the Compensation Committee, outside director fees were temporarily reduced by 50% from April 2020 through September 2020 in response to exceptional circumstances presented by the COVID-19 pandemic and associated economic impacts.

(3)
The amounts reported in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for restricted stock units granted to our non-employee directors in fiscal 2020. See Note 17 to our consolidated financial statements in our 2020 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. Restricted stock units are fully vested on the date of grant. Each of Ms. Lesjak, Mr. McDaniel, and Mr. Wood were granted 26,773 restricted stock units during fiscal 2020.

(4)	As of January 3, 2021, no non-employee directors held stock awards or stock options.
2020 Director Compensation Program
Our outside director compensation policy provides for the compensation set forth below for our non-employee directors, other than the Total-designated directors:
•
an annual fee of $300,000 ($99,000 in cash ($24,750 quarterly) and the remaining portion in the form of fully vested restricted stock units) for our non-employee directors (other than the chairman of the Board) for service on the Board and on Board committees;

•
if our chairman is an independent director, an annual fee of $450,000 ($112,500 quarterly in the form of restricted stock units) to our chairman of the Board for service on the Board and on Board committees; and

•	an additional annual fee of $25,000 ($6,250 quarterly) to the lead independent director.
The Compensation Committee assessed the competitiveness of director compensation compared to the same compensation peers used to assess named executive officer compensation.
As part of its assessment, the Compensation Committee also considered the relative workload and responsibilities borne by the independent directors, which we believe are higher than many other public companies for a number of reasons, including the fact that we have a controlling stockholder, that there are relatively fewer independent directors on the Board, and that each of them serves on, or chairs, multiple committees. We review director pay on an annual basis to monitor for changes in competitive pay levels and workload and responsibilities.
Our policy provides that these annual fees are prorated on a quarterly basis for any director that joins the Board during the year. The $25,000 additional fee payable to the lead independent director is paid in cash. All fees payable to the chairman of the Board are paid in the form of restricted stock units. The annual fees payable to our other non-employee directors are paid on a quarterly basis, 33% in cash on or about the date of the quarterly Board meeting and 67% in the form of fully-vested restricted stock units on the eleventh day in the second month of each quarter (or on the next trading day if such day is not a trading day). The number of restricted stock units is calculated by dividing the aggregate dollar value of the amount payable for the quarter by the closing price of the common stock on the eleventh day of the second month of such quarter or the first trading date immediately thereafter, if such day falls on a weekend or holiday. Any fractional shares resulting from this calculation are rounded up to a full share. The restricted stock units are settled in shares of our common stock within seven days of the date of grant. Because Mr. Werner is our chief executive officer, he is not separately compensated for his service as chairman of the Board. Similarly, because each of our Total-designated directors do not qualify as independent directors under our director compensation policy, such individuals receive no director compensation.
Stock Ownership Guidelines
We have stock ownership guidelines for our chief executive officer, certain executive officers, and non-employee directors. Under the guidelines and subject to certain exceptions, non-employee directors are expected to own shares of our common stock that have a value equal to five times the annual cash retainer they receive for serving on the Board, with ownership measured at the end of each calendar year. Each non-employee director is expected to maintain ownership at or above the threshold applicable to them beginning five years after first becoming subject to the guidelines. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. Although the non-employee directors were required to satisfy the stock ownership guidelines beginning five years after their implementation in 2015, they each already owned stock with a value in excess of the guidelines as of the end of 2020.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, we are asking our stockholders to again vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation,” we have adopted an executive compensation philosophy designed to deliver competitive total compensation to our executive officers upon the achievement of financial and strategic performance objectives. In order to implement that philosophy, the Compensation Committee has established a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant. Please read the “Compensation Discussion and Analysis” and “Executive Compensation” sections for additional details about our executive compensation programs, including information about the fiscal 2020 compensation of our named executive officers.
2020 Compensation Features. Our compensation programs are intended to attract, retain, and reward executive officers who contribute to SunPower’s success and to align their pay outcomes with the Company’s short-term and long-term performance. The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals. In fiscal 2020, among the program features incorporated by the Compensation Committee to implement the executive compensation philosophy stated above are the following:
•
Actual payouts under our performance-based cash bonus programs (specifically, the 2020 Executive Semi-Annual Incentive Bonus Plan) for our named executive officers were determined based on performance against a number of objectives: certain strategic business restructuring metrics, non-GAAP EBITDA, and adjusted cash from operations metrics.[1] In addition to the foregoing, corporate milestone performance targets, a safety modifier based on company safety performance, and individual modifiers were assigned based on performance in those areas.

•
Our Compensation Committee exercised discretion to reduce the actual bonus amounts paid to our named executive officers by 65% in response to the COVID-19 pandemic and in order to conserve our cash resources.

•
Long-term incentives in the form of time- and performance-based restricted stock units comprised a large portion of each named executive officer’s compensation and are linked to the long-term performance of our stock. Restricted stock units generally vest over four years, and performance-based restricted stock units are earned only after the achievement of corporate performance targets and also generally vest over a four-year period.

•
Earning performance-based restricted stock units depends on the achievement of performance targets corresponding to certain strategic initiative metrics, our non-GAAP EBITDA, and adjusted cash from operations metrics.

•
Individual performance was also measured for each half of the fiscal year based on each named executive officer’s achievement of his or her personal key results, annual objectives, and adherence to company values, which support our corporate, strategic, and operational milestones, as evaluated by our chief executive officer (or, in the case of our chief executive officer, by the Board) in connection with the assignment of an individual modifier to each named executive officer.

•	Our change of control severance agreements do not entitle our named executive officers to payment without termination of employment following a change of control (a “double trigger”).
Our financial and operational performance was the key factor in the compensation decisions and outcomes for fiscal 2020, as further described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections. One of the core tenets of our executive compensation philosophy is our emphasis on performance-based pay.
[1]	Non-GAAP revenue is a non-GAAP financial measure. See Appendix A, “Use of Non-GAAP Financial Measures.”

As highlighted in the Compensation Components chart in the “Compensation Discussion and Analysis” section, in fiscal 2020, a large portion of our named executive officers’ target compensation (66% for our chief executive officer and averaging 75% for our other named executive officers) consisted of performance-based pay in the form of semi-annual incentive bonus programs and long-term equity incentives.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific compensation item, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, the Board recommends that our stockholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that, on an advisory basis, the compensation of SunPower’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and related narratives and descriptions in SunPower’s proxy statement for the Annual Meeting, is hereby APPROVED.”
Vote Required
The non-binding advisory vote on named executive officer compensation requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. “Broker non-votes” have no effect and will not be counted towards the vote total for this proposal. Abstentions will have the effect of votes against this proposal.
Although the say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee, or the Board, the Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we expect to consider our stockholders’ concerns and the Compensation Committee expects to evaluate whether any actions are necessary to address those concerns.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, ON A NON-BINDING, ADVISORY BASIS.

EXECUTIVE OFFICERS
Biographical information for our executive officers, other than Mr. Werner, is listed below. As described above, Mr. Werner will retire from his position, effective April 19, 2021, and Peter Faricy will succeed him as our president and chief executive officer, effective on the same day. Biographical information for Mr. Werner, who is both a director and an executive officer of the Company, can be found in the section entitled “Proposal One—Re-Election of Class I Directors.”
Name	Age	Position
Thomas Werner	61	President, Chief Executive Officer, and Chairman of the Board
Manavendra Sial	44	Executive Vice President and Chief Financial Officer
Kenneth Mahaffey	52	Executive Vice President, General Counsel, Chief Ethics and Compliance Officer, and Corporate Secretary
Douglas Richards	62	Executive Vice President, Administration
Jeffrey Waters	56	Chief Executive Officer, SunPower Technologies
Manavendra Sial has served as our executive vice president and chief financial officer since May 2018, leading the Company’s treasury, project finance, investor relations, financial planning, and accounting organizations. Previously, he served as the chief financial officer for VECTRA, a $1 billion technology-driven diversified industry business, which was a portfolio company of certain funds managed by affiliates of Apollo Global Management, LLC. Prior to VECTRA, Mr. Sial was with SunEdison in various global finance and operations leadership roles from 2011 to 2015, including chief financial officer of MEMC’s solar energy and materials divisions. He also spent 11 years with General Electric (GE) in a variety of roles, from FP&A leader for the Energy Services unit to chief financial officer of power delivery for GE’s Transmission and Distribution group. He earned his master’s degree in business administration from Duke University’s Fuqua School of Business and his Bachelor of Commerce from Delhi University in India.
Kenneth Mahaffey is our executive vice president, general counsel, chief ethics and compliance officer, and corporate secretary, with responsibility for our global legal organization. Mr. Mahaffey joined our company in 2006 as a founding member of our legal department. During his tenure, Mr. Mahaffey has managed attorneys and professionals around the globe who handle all legal, contract, regulatory, and compliance matters in support of our business segments. He has also provided lead support for our corporate functions, including finance, mergers and acquisitions, marketing, policy, and communication. Mr. Mahaffey has deep expertise in renewable energy law, finance, corporate governance, and compliance matters. Before joining SunPower, he worked as an attorney in private practice managing a variety of commercial and litigation matters. Mr. Mahaffey has a Bachelor of Arts degree from University of California, San Diego, and a Juris Doctor degree from McGeorge School of Law, University of the Pacific.
Douglas Richards has served as our executive vice president, administration, since November 2011. From April 2010 to October 2011, Mr. Richards served as our executive vice president, human resources and corporate services. From September 2007 to March 2010, Mr. Richards served as our vice president, human resources and corporate services. From 2006 to 2007, Mr. Richards was vice president of human resources and administration for SelectBuild, a construction services company and a wholly owned subsidiary of BMHC, and from 2000 to 2006, Mr. Richards was senior vice president of human resources and administration for BlueArc, a provider of high-performance unified network storage systems to enterprise markets. Before BlueArc, Mr. Richards spent 10 years at Compaq Computer Corporation and five years at Apple Computer, Inc. in various management positions. Mr. Richards graduated from California State University, Chico, with a Bachelor of Arts degree in public administration.
Jeffrey Waters led our SunPower Technologies business unit prior to the spin-off of Maxeon Solar Technologies, Ltd. from SunPower, which included our global manufacturing, research and development, and SunPower Solutions group. An experienced global business, operations and sales leader, he joined our company in January 2019 from Isola, where he worked from Silicon Valley as the company’s president and chief executive officer. Prior to Isola, Mr. Waters was senior vice president and general manager of Altera Corporation and also held a variety of executive positions with Texas Instruments/National Semiconductor in both the U.S. and Japan for 18 years, including in global sales. Mr. Waters holds a bachelor’s degree in engineering from the University of Notre Dame, a master’s degree in engineering from Santa Clara University, and a master’s degree in business administration from Northwestern University.
Mr. Faricy, age 54, who will serve as our president and chief executive officer following Mr. Werner’s retirement, served as Chief Executive Officer, Global Direct-to-Consumer, of Discovery Inc. from September 2018 to August 2020, overseeing businesses including Discovery+, Food Network Kitchen, Magnolia, Eurosport Player, and GOLFTV. Prior to Discovery, Mr. Faricy spent 13 years with Amazon.com, Inc., most recently as Vice President leading the Amazon Marketplace from January 2009 to September 2018. From July 2006 to January 2009, he served as Amazon’s Vice President, Music and Movies. Prior to Amazon, Faricy held management roles at Borders Group, Ford Motor Company, and McKinsey & Co. He received his MBA with distinction from the University of Michigan and his BA in Business Administration from Michigan State University. Since October 2020, Mr. Faricy has served on the board of directors of Blue Apron Holdings, Inc., and since 2013 he has also served on the University of Michigan Ross School of Business Advisory Board.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides a detailed review and analysis of our compensation policies and programs that applied to our named executive officers during the fiscal year ended January 3, 2021. Our named executive officers, as set forth in the following table, were our president and chief executive officer, our chief financial officer, the next two most highly compensated executive officers serving as of January 3, 2021, and a former executive officer who was not serving in such role as of January 3, 2021 but whose total compensation for fiscal year 2020 would have made him one of the three most highly compensated executive officers. As of January 3, 2021, we had four executive officers as defined in Rule 3b-7 under the Exchange Act.
Name	Title
Thomas Werner	President and Chief Executive Officer
Manavendra Sial	Executive Vice President and Chief Financial Officer
Kenneth Mahaffey	Executive Vice President, General Counsel, Chief Ethics and Compliance Officer, and Corporate Secretary
Douglas Richards	Executive Vice President, Administration
Jeffrey Waters(1)	Chief Executive Officer, SunPower Technologies
(1)	Mr. Waters served as our Chief Executive Officer, SunPower Technologies until the Spin-Off of Maxeon Solar Technologies, Ltd. on August 26, 2020.
Executive Summary
Our compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds the goals that the Compensation Committee establishes, with the ultimate objective of increasing stockholder value. We have adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and strategic performance objectives. The total compensation received by our named executive officers varies based on corporate and individual performance, as measured against performance goals. Therefore, a significant portion of each named executive officer’s total pay is tied to Company performance (see the “2020 Compensation Components” chart below).
In fiscal 2020, our key strategic initiative was the spin-off of Maxeon Solar Technologies, Ltd. (the “Spin-Off”), and this was reflected in our performance-based compensation metrics for the year, including both our financial and strategic initiative metrics and goals. We successfully completed the Spin-Off despite the challenges presented by the COVID-19 pandemic, and executed well against our financial targets. In the first half of fiscal 2020, we achieved $4.92 million in SunPower adjusted EBITDA, $(73.7) million in SunPower adjusted cash from operations, $0.4 million in combined adjusted EBITDA, and $(149.5) million in combined adjusted cash from operations, exceeding our maximum performance level for SunPower and combined profitability, achieving between target and maximum performance level for combined EBITDA, and achieving between the minimum and target performance level for combined cash generation. In the second half of fiscal 2020, we achieved $52.8 million in adjusted EBITDA and $(10.2) million in adjusted cash from operations, exceeding our minimum performance level for profitability and falling short of our minimum performance level for cash generation.
Our strategic goals in fiscal year 2020 were focused on achieving a successful Spin-Off from a timing and cost management perspective. From a timing perspective, we exceeded the minimum result, but fell short of the target, and from a cost management perspective, we exceeded the maximum. Due to the overall success of the Spin-Off and in light of unanticipated difficulties, including those related to the COVID-19 pandemic, the Compensation Committee used its discretion to adjust attainment of the timing metric to the target for the purposes of certain components of executive compensation, as discussed below. As a further response to the COVID-19 pandemic and in order to preserve our cash resources, the Compensation Committee applied its discretion to reduce the bonuses paid to our named executive officers in respect of the first half of fiscal 2020 by 65%.

For fiscal 2020, our financial performance and achievement of our strategic goals, including the Spin-Off, along with the impact and potential impact of the COVID-19 pandemic, were the key factors in the compensation decisions and outcomes for the year, consistent with our commitment to pay for performance and the commitment of the Compensation Committee and our management team to corporate stewardship. Highlights of our named executive officer compensation program in 2020 were as follows:
•
Commitment to pay for performance. A significant majority of our named executive officers’ target compensation (66% for our chief executive officer and an average of 75% for our other named executive officers) consisted of semi-annual bonus programs and long-term equity incentives.

•
Cash bonus payouts below target. Our semi-annual bonus program incorporated financial metrics that we believe align our compensation practices with our business goals and, correspondingly, align executives’ interests with stockholders’ interests. Achievement of performance targets related to our adjusted EBITDA and adjusted cash from operations, together with achievement of our strategic objectives, corporate milestone performance targets, safety performance, and individual modifiers assigned based on individual performance, determined the actual payouts under our performance-based cash bonus programs (specifically, the Amended and Restated Executive Semi-Annual Incentive Bonus Plan, which we refer to as our Executive Semi-Annual Plan) for our named executive officers. Our overall corporate performance in fiscal 2020, as adjusted in connection with our COVID-19 response as described below, resulted in aggregate cash bonus awards under these programs at approximately 54.8%. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Non-Equity Incentive Plan Compensation.”

•
COVID-19 response. In response to the uncertainty created by the COVID-19 pandemic and in an effort to preserve cash resources, the Compensation Committee reduced payouts under our semi-annual bonus program by 65% for the first half of fiscal 2020.

•
Performance-based restricted stock units achieved below target. Performance-based restricted stock units granted in 2020 to each of our named executive officers were only earned if we achieved performance targets for our adjusted EBITDA and adjusted cash from operations metrics, together with achievement of our strategic objectives. Performance with respect to our strategic objectives, as averaged, exceeded target performance levels but fell short of maximum performance levels. First half financial goals, as averaged, exceeded target performance levels but fell short of maximum performance levels. With respect to second half financial goals, we exceeded target performance levels but fell short of maximum performance level for adjusted EBITDA and fell short of minimum performance levels for adjusted cash from operations. Combined, our corporate performance in fiscal 2020 resulted in 89.1% of these equity awards being earned. Performance metrics, thresholds, and targets are further described below in “Executive Compensation—Equity Incentive Plan Compensation.”

At our 2020 annual meeting of stockholders, our stockholders voted to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement for that meeting. We refer to this vote as our say-on-pay vote. Our Compensation Committee considered the results of the say-on-pay vote (which received approximately 98% approval of the votes cast) at its meetings after the say-on-pay vote when it set annual executive compensation. After our Compensation Committee reviewed the stockholders’ approval of the say-on-pay vote in 2020, our Compensation Committee decided to maintain the general framework of our fiscal 2019 compensation policies and programs for our named executive officers in fiscal 2020, with certain modifications, including the introduction of performance metrics in our Executive Semi-Annual Plan and equity awards focused on achievement of certain key strategic initiatives, as the Committee believed such programs continued to be in the best interest of our stockholders.

The following discussion should be read together with the information we present in the compensation tables, the footnotes and narratives to those tables, and the related disclosure appearing in “Executive Compensation” below.
General Philosophy and Objectives
In fiscal 2020, we continued to operate a compensation program designed primarily to reward our named executive officers based on our financial performance and the achievement of corporate objectives consistent with increasing long-term stockholder value. Our 2020 executive compensation program was based on the following primary objectives:
•	to attract, retain, and reward executive officers who contribute to our success; and
•	to align compensation programs with our short- and long-term performance.
In order to implement our philosophy, the Compensation Committee has a disciplined process for adopting executive compensation programs and individual executive officer pay actions that includes the analysis of competitive market data, a review of each executive officer’s role, performance assessments, and consultation with the Compensation Committee’s independent compensation consultant, as described below. The Compensation Committee also retains discretion to adjust payouts when it determines it is necessary or appropriate.
We believe the mix of base salary, performance-based cash awards, and time-based and performance-based equity awards provides proper incentives without encouraging excessive risk-taking and that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.
Compensation Setting Process
The Compensation Committee is responsible for managing the compensation of our executive officers, including our named executive officers, in a manner consistent with our compensation philosophy. In accordance with the “controlled company” exception under the applicable listing standards of The Nasdaq Stock Market, our Compensation Committee is composed of two independent directors and two directors designated by our controlling stockholder, Total. We also have a Section 16 Subcommittee of the Compensation Committee consisting solely of independent directors available to approve certain compensation matters in accordance with Rule 16b-3 of the Exchange Act.
The Compensation Committee establishes our compensation philosophy and objectives and annually reviews and, as necessary and appropriate, adjusts each named executive officer’s compensation. The Compensation Committee offered our named executive officers total target compensation opportunities ranging from below the 25th percentile to median of our peer group of companies (as further described below) during fiscal 2020. In general, the Compensation Committee’s philosophy is to set total target compensation between the 50th percentile and 75th percentile of market competitive pay levels. Individual named executive officer compensation may be above or below this range based on experience, scope of position, individual performance, and total direct compensation (TDC) target relative to the competitive market analysis.
When determining appropriate compensation for the named executive officers, the Compensation Committee considered the advice of an independent compensation consultant, recommendations from management and internal compensation specialists, practices of companies within our peer group, our performance, our business plan, and individual performance. As part of this process, the compensation consultant prepared a competitive analysis of our compensation program, and management presented its recommendations regarding base salary, time- and performance-based equity awards, and performance targets under our Semi-Annual Bonus Plan to the Compensation Committee for its review and consideration. The Compensation Committee accepts, rejects, or accepts as modified, management’s various recommendations regarding compensation for the named executive officers other than our chief executive officer. The Compensation Committee also approves, after modification, management’s recommendations on various performance targets and milestones. The Compensation Committee met without our chief executive officer when reviewing and establishing his compensation.
Compensation Consultant
In fiscal 2020, the Compensation Committee directly engaged and retained Semler Brossy, a compensation consulting firm, as its compensation consultant. The Compensation Committee selected Semler Brossy based on its experience and familiarity with the technology industry after initially soliciting and reviewing proposals from a number of firms in 2018, when it first engaged Semler Brossy.

In fiscal 2020, Semler Brossy advised the Compensation Committee in connection with evaluating our compensation practices, developing and implementing our executive compensation program and philosophy, establishing total compensation targets, setting specific compensation components to reach the determined total compensation targets for fiscal 2020, and reviewing and providing input on director pay. Semler Brossy did not provide any services to us other than advising the Compensation Committee and management, at the direction of the Compensation Committee, on executive compensation and director pay issues. The Compensation Committee has considered and assessed all relevant factors, including, but not limited to, those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to the compensation consultants described above. Based on this review, the Compensation Committee determined that no material conflict of interest has been raised by the work performed by Semler Brossy.
Peer Group and Benchmarking Practices
Each year the Compensation Committee reviews and approves a peer group that its independent compensation consultant, Semler Brossy, uses as part of its annual assessment of competitive compensation levels and program design elements for our named executive officers.
In anticipation of the Spin-Off, the Compensation Committee established two peer groups that would be used to help inform fiscal 2020 compensation decisions in anticipation of operating as two independent companies following the Spin-Off. For post-spin SunPower, the peer group was established primarily with reference to companies in the technology, energy, and utilities industries that focus on technology solutions for end users, companies with asset-light business models, companies that have a mix of business-to-business and business-to-consumer sales, and companies that have revenues of one-third to three times anticipated post-spin SunPower revenues. For Maxeon Solar Technologies, Ltd. (Maxeon), the peer group was established primarily with reference to companies in the technology industry competing for key talent, companies with manufacturing capabilities, and companies that have revenues of one-third to three times anticipated post-spin Maxeon revenues.
The Compensation Committee considered each of these specific criteria and in July 2020, established the two peer groups. The Compensation Committee believes the characteristics of both fiscal 2020 peer groups capture, in aggregate, the core business models as close as possible of the two post-spin entities. The companies included in each peer group are listed below:
SunPower
•	Alarm.com Holdings, Inc.	•	Itron, Inc.
•	Ameresco, Inc.	•	PC Connection, Inc
•	Arlo Technologies, Inc.	•	SolarEdge Technologies, Inc.
•	Bloom Energy Corp.	•	Spark Energy, Inc
•	EchoStar Corp.	•	Sunrun, Inc
•	Enphase Energy, Inc.	•	Synaptics Inc
•	ePlus, Inc.	•	TransAlta Corp.
•	FLIR Systems, Inc.	•	Viasat, Inc.
•	Gogo, Inc.	•	Viavi Solutions, Inc
•	IES Holdings, inc.	•	Vivint Solar, Inc.[1]
Maxeon Solar Technologies, Ltd.
•	Advanced Energy Industries	•	IPG Photonics Corp.
•	Alpha and Omega Semiconductor	•	Littelfuse, Inc.
•	AVX Corp.[1]	•	Lumentum Holdings, Inc.
•	Bel Fuse, Inc.	•	MACOM Technology Solutions
•	Bloom Energy Corp.	•	Novanta, Inc.
•	Cree, Inc.	•	Plantronics, Inc.
•	Diodes, Inc.	•	Powell Industries, Inc.
•	EnerSys	•	Rogers Corp.
•	First Solar, Inc.	•	Semtech Corp.
•	FormFactor, Inc.	•	SMART Global Holdings, Inc.
•	Generac Holdings, Inc.	•	Teradyne, Inc.
(1)	Both AVX Corp. and Vivint Solar, Inc. were acquired following our peer group review.

In addition to peer group data, the Compensation Committee also reviewed pay information from the Radford Technology Survey, where relevant. In general, the Compensation Committee evaluates base salaries relative to the 50th percentile of the market and between 50th and 75th percentiles of the market for other pay components. Positioning against the market data may be higher or lower based on individual-specific factors such as individual performance, experience, scope of responsibilities, and company performance.
2020 Compensation Components
For fiscal 2020, the Compensation Committee allocated total compensation among various pay elements consisting of base salary, performance-based cash bonus awards, time-based equity awards, performance-based equity awards, and perquisites and other compensation. The table below provides an overview of each element of compensation and is followed by a further discussion and analysis of the specific decisions that we made for each element for fiscal 2020:
Compensation Component	Objective and Basis	Form	Practice
Base salary	Fixed compensation that is set at a competitive level for each position to reward demonstrated experience and skills.	Cash	Base salaries are generally established around the 50th percentile of competitive market data, with consideration for experience and scope of role relative to comparable positions in one peer group.
Performance-based cash bonus awards	Semi-annual incentives that drive our performance and align executives’ interests with stockholders’ interests.	Cash
Target incentives are set as a percentage of base salary and are set between the 50th percentile and the 75th percentile. Actual payment is calculated based on achievement of corporate and individual goals.

Time-based equity awards	Long-term incentive that aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Restricted stock units	Target equity awards (time-based plus performance-based) are generally set between the 50th percentile and the 75th percentile.
Performance-based equity awards	Long-term incentive that focuses and rewards our performance and aligns executives’ interests with stockholders’ interests and helps retain executives through long-term vesting periods.	Performance-based restricted stock units	Target equity awards (time-based plus performance-based) are generally set between the 50th percentile and the 75th percentile. Actual payment is calculated based on achievement of corporate goals.
Employee benefits, severance and other compensation	Offered to attract and retain talent and to maintain competitive compensation packages.	Various
Named executive officers are eligible to participate in health and welfare benefits and 401(k) matching available to all employees. Newly hired executive officers may receive relocation assistance, one-time signing bonuses, or other similar payments to attract them to join our company. They are also eligible for certain severance benefits pursuant to their employment agreements and our 2019 Management Career Transition Plan, as amended to date. We generally do not provide any special perquisites to our named executive officers.

The relative proportion of each element for fiscal 2020, as set forth below, was based generally on the Compensation Committee’s comparison of compensation that we offered our named executive officers against compensation offered by peer group companies to their named executive officers, the tax and accounting consequences of certain types of equity compensation, and a desire to allocate a higher proportion of total compensation to performance-based and equity incentive awards.
2020 Compensation Components

Analysis of Fiscal 2020 Compensation Decisions
Base Salary. For fiscal 2020, the Compensation Committee chose not to adjust the base salaries of any of its named executive officers, following adjustments to the base salaries of Mr. Sial, Mr. Mahaffey, and Mr. Richards in fiscal 2019, after taking into account market data, executive officer performance and experience in their role, and the executive’s scope of responsibility in comparison to comparable positions at our peer group companies.
The table below sets forth the salaries in effect in fiscal 2020 compared with the salaries in effect in fiscal 2019 for each of our named executive officers:
Name	2019 Annual Base Salary ($)(1)	2020 Annual Base Salary ($)(2)
Thomas Werner	600,000	600,000
Manavendra Sial	435,000	435,000
Kenneth Mahaffey	335,000	335,000
Douglas Richards	380,000	380,000
Jeffrey Waters(3)	600,000	600,000
(1)	These amounts represent 2019 annual base salaries effective after April 1, 2019.
(2)
These amounts represent 2020 annual base salaries effective after April 1, 2020. At management’s request and upon approval by the Compensation Committee, base salaries were temporarily reduced in response to exceptional circumstances presented by the COVID-19 pandemic and associated economic impacts as follows: (i) reduction of 30% for Mr. Werner and Mr. Waters and a reduction of 25% for the other named executive officers effective March 30, 2020, (ii) reduction of 50% for Mr. Werner and Mr. Waters and a reduction of 35% for the other named executive officers effective April 20, 2020, (iii) return to 30% reduction for Mr. Werner and Mr. Waters and 25% for the other named executive officers effective July 27, 2020, (iv) return to 100% base salary for all named executive officers effective September 24, 2020.

(3)	Mr. Waters served as our Chief Executive Officer, SunPower Technologies until the Spin-Off of Maxeon Solar Technologies, Ltd. on August 26, 2020.
Performance-Based Cash Bonus Awards. In fiscal 2020, following the redesign of our performance-based cash bonus program in 2019, we maintained one umbrella performance-based cash bonus program, our 2020 Executive Semi-Annual Incentive Bonus Program under our Executive Performance Bonus Plan (referred to as our Semi-Annual Bonus Plan), in order to link bonus payments to semi-annual corporate financial goals, operational objectives, and individual performance. Under the Semi-Annual Bonus Plan, in order to reflect our strategic goal of accomplishing the Spin-Off, we adopted two programs: (i) the 2020 New SunPower Executive Semi-Annual Bonus Program (which we refer to as the SunPower Executive Bonus Program) and (ii) the 2020 Maxeon Solar Executive Semi-Annual Bonus Program (which we refer to as the Maxeon Executive Bonus Program). All of our named executive officers, with the exception of Mr. Waters, participated in the SunPower Executive Bonus Program, and Mr. Waters was our only named executive officer to participate in the Maxeon Executive Bonus Program. Due to the

Spin-Off of Maxeon Solar Technologies, Ltd. on August 26, 2020, the Maxeon Executive Bonus Program was terminated. Both programs are discussed in more detail below.
The supplemental table below entitled “Estimated Possible Payouts Under Semi-Annual Bonus Plan” sets forth each named executive officer’s target and maximum payout opportunities under the Semi-Annual Bonus Plan. Under the terms of each bonus program, failure to achieve certain corporate or individual metrics could have resulted in zero payouts to an individual for a given period. The column entitled “2020 Total Non-Equity Incentive Plan Compensation” in our 2020 Summary Compensation Table below and the footnotes thereto detail the actual payouts awarded under this bonus plan to each named executive officer for fiscal 2020.
Estimated Possible Payouts Under Semi-Annual Bonus Plan
Name	2020 Semi-Annual Bonus Plan Target (Aggregate) ($)(2)	2020 Semi-Annual Bonus Plan Maximum (Aggregate) ($)
Thomas Werner	1,200,000	2,475,000
Manavendra Sial	391,500	807,469
Kenneth Mahaffey	251,250	518,203
Douglas Richards	304,000	627,000
Jeffrey Waters(1)	750,000	1,546,875
(1)
On August 26, 2020, concurrent with the Spin-Off, Mr. Waters left the Company’s employment, and the Maxeon Executive Bonus plan was terminated. Target and maximum possible payout are shown at an annualized rate. Actual payouts were for the first half of fiscal 2020 only.

(2)
Because we generally set base salaries for our executive officers at the 50th percentile of the market of salaries for executive officers in similar positions and with similar responsibilities at comparable companies, we rely on performance-based cash bonus awards to elevate target total cash compensation to between the 50th percentile and the 75th percentile.

For fiscal 2020, the Compensation Committee maintained target payout levels under these programs at the same percentage of annual salary for each of our named executive officers, after it evaluated the market data, individual performance, and the scope of the named executive officer roles.
Name	2019 Total Target Payout (including Annual and Semi-Annual Programs) as Percentage of Annual Salary(2)	2020 Total Target Payout (Semi-Annual Programs) as Percentage of Annual Salary
Thomas Werner	200%	200%
Manavendra Sial	90%	90%
Kenneth Mahaffey	75%	75%
Douglas Richards	80%	80%
Jeffrey Waters(1)	125%	125%
(1)
On August 26, 2020, concurrent with the Spin-Off, Mr. Waters left the Company’s employment, and the Maxeon Executive Bonus plan was terminated. Target and maximum possible payout are shown at an annualized rate. Actual payouts were for the first half of fiscal 2020 only.

(2)
Actual bonus payments for each named executive officer under the Semi-Annual Bonus Plan are formula-driven, and the formulas are used to calculate actual bonus payments. See “Executive Compensation—Non-Equity Incentive Plan Compensation” below for more information about these formulas.

In fiscal 2020, we used semi-annual adjusted EBITDA and adjusted cash from operations metrics and introduced strategic initiative metrics, including Spin-Off transaction timing and separation costs, which we believe to be reflective of the results of our operations. We continued the use of a safety modifier for each half of the year, based on our annual Total Recordable Injury Rate (TRIR). TRIR is a measurement of the total number of fatalities, permanent disability cases, occupational lost-time accidents, restricted work cases, and medical treatments divided by the number of worked hours, and then multiplied by 1 million. Total payout factors under our semi-annual bonus programs were subject to modification, capped at +10% or –10%, based on achievement with respect to our TRIR target in each half of the year. Additionally, we continued to use the modifier for each half of the year, based on performance against corporate milestones in fiscal 2020 including sensitive business objectives applicable to our entire company, focusing on strategic transactions, revenue and margin targets, confidential cost and production targets, technology milestones, bookings targets, major customer transactions, new product development, and manufacturing plans and enhancements.

Each of our named executive officers other than Mr. Waters participated in our SunPower Executive Bonus Program, which required the achievement of corporate targets established in respect of our: business restructuring (20% of the award), first half financial performance (40% of the award), and second half financial performance (40% of the award). The strategic initiative metrics included Spin-Off transaction timing (75% weighting) and associated separation costs (25% weighting). The first half financial metrics included SunPower adjusted EBITDA (31.25% weighting), SunPower adjusted cash from operations (31.25% weighting), combined SunPower and Maxeon adjusted EBITDA (18.75%), and combined SunPower and Maxeon adjusted cash from operations (18.75% weighting). Second half financial metrics (40% of the award) included SunPower adjusted EBITDA (50% weighting) and SunPower adjusted cash from operations (50% weighting). The strategic initiative and each semi-annual financial performance result was adjusted by a safety modifier, a corporate key results modifier, and individual modifier.
Example Calculation:

2020 Bonus Plan Results
In fiscal 2020, we achieved the following, as calculated under the SunPower Executive Bonus Program (in millions of dollars):
First Half
SunPower - First Half 2020 (Q1+Q2)
Metric		Weight	Minimum	Target	Maximum	Result	Payout Attainment
First Half Weighting 40%	SunPower Adjusted EBITDA	31.25%	($18)	($14)	($11)	$4.9	18.8%
	SunPower Adjusted Cash from Operations	31.25%	($139)	($111)	($56)	($73.7)	16.7%
	SunPower & SunPower Technologies Adjusted EBITDA	18.75%	($15)	($12)	($9)	$0.4	11.3%
	SunPower & SunPower Technologies Adjusted Cash from Operations	18.75%	($153)	($123)	($61)	($149.5)	4.2%
					Total Payout Before Modifiers		50.9%
					Safety Modifier		90%
					KR Modifier		80%
					Adjustment(1)		35%
					Total Payout After Modifiers		12.8%
(1)	The Compensation Committee exercised discretion to adjust payout for the first half of fiscal 2020 due to exceptional circumstances presented by the COVID-19 pandemic and associated economic impacts.
The first half financial performance objectives account for 40% (or one-half of the 80% financial performance weighting) of the overall SunPower Executive Bonus Program. The four measured financial metrics are individually weighted, with the sum equal to 100%. The overall achievement of first half performance against targets, which were initially set in February 2020 and adjusted in March 2020 in anticipation of the projected impacts of the COVID-19 pandemic, was 50.9% in the aggregate. The additional performance modifiers were applied as follows: (i) a first half safety modifier of 90%, (ii) a first half corporate key results modifier of 80%, and (iii) first half reduction by 65%, made upon the exercise of negative discretion by the Compensation Committee to adjust the overall award in consideration of the COVID-19 pandemic and associated economic uncertainties upon management’s recommendation. Final first half achievement was 12.8%.

Second Half
	SunPower – Second Half 2020 (Q3+Q4)
	Metric	Weight	Minimum	Target	Maximum	Result	Payout Attainment
Second Half Weighting 40%	SunPower Adjusted EBITDA	50%	$39	$52	$65	$52.8	20.6%
	SunPower Adjusted Cash from Operations	50%	$31	$41	$61	($10.2)	0.0%
					Total Payout Before Modifiers		20.6%
					Safety Modifier		110%
					KR Modifier		100%
					Total Payout After Modifiers		22.7%
The second half financial performance objectives accounted for 40% (or one-half of the 80% financial performance weighting) of the overall SunPower Executive Bonus Program. The two measured financial metrics were individually weighted, with the sum equal to 100%. The overall achievement of second half performance against targets, which were initially set in February 2020 and adjusted in March 2020 in anticipation of the projected impacts of the COVID-19 pandemic, in aggregate was 20.6% (41.2% of one-half of the 80% weighting), and performance modifiers were applied as follows: (i) second half safety modifier of 110%; and (ii) second half corporate key results modifier of 100%. Final second half achievement was 22.7% (45.4% of one-half of the 80% weighting).
Annual Strategic Objectives
	SunPower – Second Half 2020 (Q3+Q4)
	Metric	20% Weighting	Minimum	Target	Maximum	Result	Payout Attainment
Strategic Weighting 20%	Spin-Off Transaction Closed	75%	By 9/27/20	By 6/28/20	By 4/30/20	Actual achievement: 8/26/20 Adjusted to target(1)	15.0% (2)
	2020 Separation Cost	25%	$41 million	$36 million	$31 million	$29 million	7.5%
					Total Attainment Before Modifiers		22.5%
					Safety Modifier		107%
					KR Modifier		80%
					Total Attainment After Modifiers		19.3%
(1)	The Compensation Committee exercised discretion to adjust attainment to target due to exceptional circumstances presented by the COVID-19 pandemic and associated economic impacts.
(2)	Adjusted to target payment for purposes of the SunPower Executive Bonus Program only. Retained payout level of 10.1% as calculated for purposes of performance-based restricted stock units.
The annual strategic objectives accounted for 20% of the overall SunPower Executive Bonus Program. The two measured performance metrics are individually weighted, with the sum equal to 100%. The overall achievement of the annual strategic objective against targets in aggregate was 22.5%. The additional performance modifiers were applied as follows: (i) full year average safety modifier of 107%, and (ii) full year average corporate key results modifier of 80%. Final annual strategic initiative achievement was 19.3%.
2020 Bonus Plan Achievement for Mr. Waters
Mr. Waters participated in our 2020 Maxeon Executive Semi-Annual Bonus Program (the Maxeon Executive Bonus Program), which required the achievement of corporate targets established in respect of our: SunPower Technologies first half adjusted EBITDA metric (31.25% of payout), SunPower Technologies first half adjusted cash from operations metric (31.25% of payout), combined SunPower Technologies and SunPower first half adjusted EBITDA (18.75% of payout), and combined SunPower Technologies and SunPower first half adjusted cash from operations metric (18.75% of payout), as adjusted by the safety and corporate key results modifier.
In fiscal 2020, we achieved the following, as calculated under the Maxeon Executive Bonus Program (in millions of dollars):
First Half
	Maxeon - First Half 2020 (Q1+Q2)
First Half Weighting 40%	Metric	Weighting	Minimum	Target1	Maximum	Result	Payout Attainment
	Maxeon Adjusted EBITDA	31.25%	$1.9	$2.5	$3.2	($4.6)	0.0%
	Maxeon Adjusted Cash from Operations	31.25%	-$14	-$11	-$6	($75.8)	0.0%
	SunPower & SunPower Technologies Adjusted EBITDA	18.75%	-$15	-$12	-$9	$0.4	11.3%
	SunPower & SunPower Technologies Adjusted Cash from Operations	18.75%	-$153	-$123	-$61	($149.5)	4.2%
					Total Payout Before Modifiers		15.4%
					Safety Modifier		90%
					KR Modifier		80%
					Adjustment		35%
					Total Payout After Modifiers		3.9%
First half financial performance objectives account for 40% of the overall Maxeon Executive Bonus Program. The four measured financial metrics are individually weighted with the sum equal to 100%. The overall achievement of first half performance against targets in aggregate was 15.4% (30.9% of one-half of the 80% weighting). The additional performance modifiers were applied as follows: (i) first half safety modifier of 90%, (ii) first half corporate key results modifier of 80%, (iii) first half Adjustment of 35% (the Compensation Committee used negative discretion to adjust the overall award in consideration of the COVID-19 pandemic and associated economic uncertainties). The final first half achievement was 3.9% (7.8% of one-half of the 80% weighting).
Earned bonus amounts are reflected under “2020 Total Non-Equity Incentive Plan Compensation” in the 2020 Summary Compensation Table below.
Payments to our named executive officers under our Semi-Annual Bonus Plan required the achievement of corporate targets set in respect of our quarterly corporate key results, as modified by an individual modifier assigned by the chief executive officer (or, in the case of our chief executive officer, by the Board) based on his or her individual performance. Such individual modifiers are expressed as a percentage, capped at 125%, and are combined with a corporate milestones factor based on the level of achievement of our corporate targets, to calculate bonus payments under the plan.
We incorporate a “management by objective” system throughout our organization to establish performance goals that supplement our financial goals. Management establishes five-year corporate key results, and then derives from them annual and quarterly corporate key results, which we refer to as corporate milestones. Each corporate milestone is reviewed, revised, and approved by the Board, and subsequently the scores are reviewed and approved by our Compensation Committee. In addition, each named executive officer, other than our chief executive officer, establishes quarterly personal goals, which we refer to as key results, which are approved by the chief executive officer and are intended to be aligned with each quarter’s corporate milestones. Quarterly corporate milestones in fiscal 2020 included sensitive business objectives applicable to our entire company, focusing on strategic transactions, revenue and margin targets, confidential cost and production targets, technology milestones, bookings targets, major customer transactions, new product development, and manufacturing plans and enhancements. For fiscal 2020, personal key results objectives included confidential revenue and margin targets, product development, and achieving booking targets, among other operational goals. The Board determined the chief executive officer’s key results, which consisted solely of the quarterly corporate milestones selected after discussion with the chief executive officer. These corporate milestones and individual key results are typically challenging in nature and designed to be stretch goals and encourage the individual to achieve success in his or her position during the performance period. At the end of the year, the Compensation Committee determines the chief executive officer’s individual modifier, and the chief executive officer determines the individual modifier for each other named executive officer, based on achievement of their respective individual key results.
In fiscal 2020, we achieved an average modifier of 76.75% on corporate key result milestones, and the average individual modifier assigned to our named executive officers was 100%. The maximum individual modifier was 110% and the minimum individual modifier was 85%. Factors considered in determining individual modifiers include performance against corporate, individual key results and annual objectives, and adherence to Company values. We also achieved an annual safety modifier of 100%.
Equity Awards. Our Compensation Committee believes that long-term Company performance is best achieved by an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. Our SunPower Corporation 2015 Omnibus Incentive Plan, or 2015 Equity Plan, permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards. Consistent with our goal to attract, retain, and reward executive officers who contribute to our long-term success in fiscal 2020, the Compensation Committee evaluates long-term equity awards between 50th and 75th percentiles of the market. Positioning against the market data may be higher or lower based on individual-specific factors such as individual performance, experience, scope of responsibilities, and company performance.
The Compensation Committee then allocated long-term equity awards between time-based and performance-based restricted stock units. To balance the advantages of both time-based and performance-based awards, the Compensation Committee decided that annual long-term equity incentive awards granted to Mr. Sial, Mr. Mahaffey, and Mr. Richards in fiscal 2020 would be made half in the form of performance-based restricted stock units (which could be earned in amounts between 50% and 150% of the target amount) and half in the form of time-based restricted stock units, all of which would vest over four years.
The Compensation Committee decided not to provide Mr. Werner with an annual long-term incentive award in 2020 because his 2020 equity awards were deferred due to the impact and uncertainty created by the COVID-19 pandemic.
Awards granted and earned in fiscal 2020 were as follows:
Name(1)	Time-Based Restricted Stock Units(2)	Performance- Based Restricted Stock Units (Target)	Performance- Based Restricted Stock Units Earned
Thomas Werner	-0-	-0-	-0-
Manavendra Sial	61,720	61,720	54,993
Kenneth Mahaffey	49,376	49,376	43,994
Douglas Richards	49,376	49,376	43,994
(1)
On August 26, 2020, concurrent with the Spin-Off, Mr. Waters left the Company’s employment, and both of his restricted stock units and performance-based restricted stock units were assumed by Maxeon Solar Technologies, Ltd. pursuant to the terms of the Employee Matters Agreement entered into in connection with the Spin-Off. For ease of comparison, the awards granted are shown as they would have been adjusted if Mr. Waters had remained an employee of the Company.

(2)
Except for Mr. Waters, the number of restricted stock units and performance-based restricted stock units reflect additional shares that resulted from applying the volume-weighted average price ratio of 10 days prior to distribution and 10 days after the distribution (calculated at 1.04923839629837) as stipulated in the Employee Matters Agreement entered into in connection with the Spin-Off.

We used performance-based restricted stock units as incentive compensation during fiscal 2020 to align our named executive officers’ compensation with corporate performance.
In connection with our annual review of executive officer compensation, the Compensation Committee approved performance targets for performance-based restricted stock unit awards to each of our executive officers other than Mr. Waters in respect of the following: annual strategic initiative (20% of the award), first half financial performance (40% of the award), second half financial performance (40% of the award), and a formula under which actual awards would be calculated after completion of fiscal 2020. The corporate key results, safety, and individual modifiers do not apply to the performance-based restricted stock awards. See “Executive Compensation—Equity Incentive Plan Compensation” below for more information about these metrics, targets, and formulas.
These semi-annual performance metrics for each of these equity awards were selected on the basis of the operating plan approved by the Board after considering expectations regarding our future growth and strategy, as well as potential challenges in achieving such growth and strategic goals. Semi-annual performance periods provide us more flexibility in an uncertain business environment. The performance targets were established at a level that the Compensation Committee determined to be challenging for our named executive officers to achieve. In fiscal 2020, our named executive officers achieved an average 17.6% payout factor in respect of the annual strategic initiative targets, an average 50.9% payout factor in respect to the first half financial performance targets, and an average 20.5% payout factor in respect to the second half financial performance targets, resulting in a combined 89.1% payout for each of our executive officers. The performance goals and associated payouts for 2020 performance-based restricted stock unit awards match the financial and operational performance elements (excluding the safety, corporate key results, and individual bonus modifiers) used for the cash bonus program under our Semi-Annual Bonus Plan.
The performance-based restricted stock units earned by our named executive officers in fiscal year 2020 began vesting in four equal annual installments, subject to continued service, starting March 1, 2021.
For fiscal 2020, our Compensation Committee continued to grant time-based restricted stock units that vest in four equal annual installments to our named executive officers, subject to continued service, starting March 1, 2021.
Other Employee Benefits. As in prior years, we generally do not provide any special perquisites to our named executive officers. We provided certain perquisites and other health and welfare and retirement benefits, such as health, vision, and life insurance coverage and participation in and matching contributions under our 401(k) defined contribution plan, which benefits are generally available to all employees.
For more information about these arrangements and benefits, see footnote 4 to the “2020 Summary Compensation Table” below.
Pension Benefits. None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation. None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Employment and Severance Arrangements
Change in Control Arrangements. We are party to employment agreements with certain of our executive officers, including our named executive officers, which provide severance benefits for employment terminations in connection with a change of control. The change of control severance arrangements generally entitles each named executive officer to certain calculated payments tied to base salary and bonus targets and accelerated vesting of his outstanding equity awards, but only upon termination by us without cause or by the executive for good reason (as those terms are defined in the agreements) in connection with a change of control of the Company (a “double trigger” arrangement). The Compensation Committee believes that these reinforce and encourage the continued attention and dedication of our named executive officers to their assigned duties without the distraction arising from the possibility of a change of control, and to enable and encourage our named executive officers to focus their attention on obtaining the best possible outcome for our stockholders without being influenced by personal concerns regarding the possible impact of a change of control on their job security and benefits. For more information, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Severance Arrangements. We also maintain our 2019 Management Career Transition Plan, adopted in April 2019 and amended in July 2020, which generally entitles each named executive officer to certain calculated payments tied to salary and bonus targets, and reimbursement of healthcare continuation coverage.
The Compensation Committee believes that the 2019 Management Career Transition Plan provides benefits that are consistent with industry practice. We believe that entering into change of control and severance arrangements with certain of our executives has helped us attract and retain excellent executive talent and that offering standard packages avoids case-by-case negotiations. The severance arrangements also promote stability and continuity in our senior management team. For more information, please see “Executive Compensation―Employment Agreements,” “Executive Compensation—2019 Management Career Transition Plan” and “Executive Compensation―Potential Payments Upon Termination or Change of Control” below.
Section 162(m) Considerations
Section 162(m) of the Code generally limits the deduction a company may take for compensation paid to certain executive officers to the extent the compensation for any such individual exceeds $1 million for the taxable year, unless the compensation qualifies as “qualified performance-based compensation” under Section 162(m) of the Code. This exception has been repealed such that compensation paid to certain executives in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Our Compensation Committee considers deductibility as one of a number of factors considered in determining appropriate levels or methods of compensation. Accordingly, we may award compensation that is not deductible for federal income tax purposes.
Stock Ownership Guidelines
In 2015, the Board adopted Stock Ownership Guidelines for Executives and Directors. Under these guidelines and subject to certain exceptions, our chief executive officer is expected to own shares of our stock that have a value equal to five times his annual salary. Other executive officers, as designated by the Board, are expected to own shares that have a value equal to their annual salary. Each executive officer is expected to maintain ownership at or above the threshold applicable to them beginning five years after such officer first becomes subject to the guidelines with ownership measured at the end of each calendar year. Shares may be owned directly by the individual, owned by the individual’s spouse, or held in trust for the benefit of the individual’s family. Although Mr. Werner was required to satisfy the stock ownership guidelines beginning five years after their implementation in 2015, he already owns shares with a value in excess of the guidelines as of the end of 2020. Currently, the Board has not designated any additional officers to be subject to the guidelines.
Other Disclosures
Under our insider trading policy, our executive officers, directors, and employees are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities, hedging our securities, or buying or selling options, puts, or calls on our securities.
We do not have a policy regarding adjustment or recovery of awards or payments if the relevant performance goals or measures upon which they are based are restated or otherwise adjusted so that awards or payments are reduced.

COMPENSATION COMMITTEE REPORT
The following report has been submitted by the Compensation Committee of the Board:
The Compensation Committee of the Board has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2021 and definitive proxy statement on Schedule 14A for our 2021 Annual Meeting, each as filed with the SEC. The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Exchange Act.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Patrick Wood III, Chair Thomas McDaniel Julien Pouget Laurent Wolffsheim

April 2, 2021

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers
The 2020 Summary Compensation Table below quantifies the compensation for each of our named executive officers for services rendered during fiscal 2020 and, as applicable, fiscal 2019 and fiscal 2018. The primary elements of each named executive officer’s total compensation during fiscal 2020 are reported in the table below and include, among others, base salary, performance-based cash bonuses under our Semi-Annual Bonus Plan, awards of restricted stock units subject to time-based vesting, and awards of performance-based restricted stock units subject to achievement of financial and other strategic targets and subsequent time-based vesting.
2020 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas Werner President, Chief Executive Officer, and Chairman of the Board	2020	502,153	-0-	0	553,049	26,896	1,082,098
	2019	600,000	-0-	1,486,000	860,833	25,650	2,972,483
	2018	600,000	-0-	2,165,300	1,218,369	25,018	4,008,687
Manavendra Sial, Executive Vice President and Chief Financial Officer	2020	386,480	-0-	1,057,881	204,884	26,952	1,676,197
	2019	432,115	-0-	464,000	288,573	142,707	1,327,396
	2018	266,442	100,000	1,907,600	245,480	79,400	2,598,922
Kenneth Mahaffey, Executive Vice President General Counsel, Chief Ethics and Compliance Officer And Corporate Secretary	2020	297,634	-0-	846,305	106,911	29,237	1,280,087
	2019	332,115	-0-	657,337	152,264	31,459	1,173,175
	2018	325,000	-0-	670,650	240,539	30,594	1,266,783
Douglas Richards, Executive Vice President, Administration	2020	337,615	-0-	846,305	148,675	23,059	1,355,654
	2019	377,115	-0-	696,000	206,056	21,887	1,301,058
	2018	370,000	-0-	710,100	296,316	21,330	1,397,746
Jeffrey Waters Chief Executive Officer, SunPower Technologies(5)	2020(7)	274,615	-0-	2,016,470	24,034	20,181	2,374,531
	2019	563,077	1,000,000	3,972,606	557,085	29,608	6,122,376
(1)	The amounts reported in this column for fiscal 2020 reflect each named executive officer’s salary for fiscal 2020 plus payments for paid time off and holidays.
(2)
The amounts reported in the “Stock Awards” column for fiscal 2020 includes additional shares from the August 26, 2020 Spin-Off transaction valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year (time-based and performance-based restricted stock units), excluding the effect of certain forfeiture assumptions. For the performance-based restricted stock units reported in this column for fiscal 2020, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of the performance-based restricted stock unit awards would be: Mr. Sial, $793,411; Mr. Mahaffey, $634,728; Mr. Richards, $634,728; and Mr. Waters, $1,512,352. See Note 17 to our consolidated financial statements in our 2020 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2020 Annual Report.

(3)
The amounts reported in this column for fiscal 2020 reflect the amounts earned under our Semi-Annual Bonus Plan. Additional information about non-equity incentive plan compensation earned during fiscal 2020 is set forth in “Executive Compensation—Non-Equity Incentive Plan Compensation” below.

(4)	The amounts reported in this column for fiscal 2020 as “All Other Compensation” consist of the elements summarized in the table below.
Name	Health Benefits ($)	Group Life Insurance ($)	401(k) Match ($)	Relocation Benefits ($)	Total ($)
Thomas Werner	17,691	655	8,550	-0-	26,896
Manavendra Sial	17,893	509	8,550	-0-	26,952
Kenneth Mahaffey	24,469	392	4,377	-0-	29,238
Douglas Richards	14,064	445	8,550	-0-	23,059
Jeffrey Waters	19,821	360	-0-	-0-	20,181
(5)	Mr. Waters left the Company’s employment as a result of the Spin-Off of Maxeon Solar Technologies, Ltd. on August 26, 2020.
Grants of Plan-Based Awards
During fiscal 2020, our named executive officers were granted plan-based restricted stock units and performance-based restricted stock units under our SunPower Corporation 2015 Omnibus Incentive Plan, which we refer to as our 2015 Equity Plan. They were also granted cash bonus awards under our Semi-Annual Bonus Plan. The following table sets forth information regarding the stock awards and cash bonus awards granted to each named executive officer during fiscal 2020.
2020 Grants of Plan-Based Awards Table
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas Werner	—(3)	540,000	1,200,000	2,475,000	—	—	—	—	—
Manavendra Sial	—(3)	176,175	391,500	807,469	—	—	—	—	—
	2/29/2020(4)	—	—	—	30,860	61,720	92,580	—	528,940
	02/29/2020(5)	—	—	—	—	—	—	61,720	528,940
Kenneth Mahaffey	—(3)	113,063	251,250	518,203	—	—	—	—	—
	2/29/2020(4)	—	—	—	24,688	49,376	74,064	—	423,152
	2/29/2020(5)	—	—	—	—	—	—	49,376	423,152
Douglas Richards	—(3)	136,800	304,000	627,000	—	—	—	—	—
	02/29/2020(4)	—	—	—	24,688	49,376	74,064	—	423,152
	02/29/2020(5)	—	—	—	—	—	—	49,376	423,152
Jeffrey Waters	—(3)	337,500	750,000	1,546,875	—	—	—	—	—
	02/29/2020(6)	—	—	—	58,824	117,647	176,471	—	1,008,235
	02/29/2020(7)							117,647	1,008,235
(1)	Additional information about estimated possible payouts under non-equity incentive plan awards is set forth above in the table entitled “Estimated Possible Payouts Under Semi-Annual Bonus Plan.”
(2)
The amounts reported in these columns represent performance-based restricted stock unit opportunities. The Compensation Committee approved the awards to the named executive officers on February 29, 2020. The grant date fair value of these awards is reported based on the probable outcome of the applicable performance conditions and is consistent with the estimate of aggregate compensation cost, if any, expected to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 16 to our consolidated financial statements in our 2020 Annual Report for details as to the assumptions used to determine the aggregate grant date fair value of these awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” in our 2020 Annual Report.

(3)
Consists of an award under our Executive Semi-Annual Bonus Plan. Achievement levels for certain performance targets could reduce payouts to zero when the applicable formula is applied, as further described below.

(4)
Consists of an award of restricted stock units adjusted as a result of the Spin-Off. Original grants were adjusted using the value-weighted average price (VWAP) ratio of the price of one share of our common stock for 10 days prior to distribution and 10 days after the distribution (calculated as 1.04923839629837) as stipulated in the Employee Matters Agreement entered into in connection with the Spin-Off. The awards are subject to achievement of specific performance metrics in addition to time-based vesting requirements, under the 2015 Equity Plan. Failure to achieve certain performance metrics could result in zero restricted stock units being awarded. The maximum attainable award is 150% of target. The closing price of our common stock was $8.57 on February 29, 2020. Actual awards were determined in the first quarter of 2021 and are described in “Equity Incentive Plan Compensation” below. The earned award vests ratably on March 1, 2021, March 1, 2022, March 1, 2023, and March 1, 2024, subject to continued employment.

(5)
Consists of an award of restricted stock units adjusted as a result of the Spin-Off. Original grants were adjusted using the VWAP ratio of 10 days prior to distribution and 10 days after the distribution (calculated at 1.04923839629837) as stipulated in the Employee Matters Agreement entered into in connection with the Spin-Off. The awards are subject to time-based vesting requirements under the 2015 Equity Plan. The closing price of our common stock was $8.57 on February 29, 2020. The award vests ratably on March 1, 2021, March 1, 2022, March 1, 2023, and March 1, 2024, subject to continued employment.

(6)
These performance-based restricted stock units awarded to Mr. Waters were subsequently cancelled as a result of the Spin-Off and re-issued by Maxeon Solar Technologies, Ltd. based on the VWAP ratio of the price of one share of our common stock for 10 days prior to the distribution to the VWAP of the price of one share of Maxeon Solar Technologies common stock 10 days after the distribution (calculated as 0.575559718013919) as stipulated in the Employee Matters Agreement entered into in connection with the Spin-Off.

(7)
These restricted stock units awarded to Mr. Waters were subsequently cancelled as a result of the Spin-Off and re-issued by Maxeon Solar Technologies, Ltd. after the spin based on the VWAP ratio of the price of one share of our common stock for 10 days prior to the distribution to the VWAP of the price of one share of Maxeon Solar Technologies common stock 10 days after the distribution (calculated as 0.575559718013919) as stipulated in the Employee Matters Agreement entered into in connection with the Spin-Off.

Non-Equity Incentive Plan Compensation
2020 Semi-Annual Bonus Programs. In 2020, we maintained two tailored bonus programs under our Executive Semi-Annual Bonus Plan, which we refer to together as the Semi-Annual Bonus Programs. For named executive officers, awards under each of the Semi-Annual Bonus Programs, including the 2020 New SunPower Executive Semi-Annual Bonus Program (which we refer to as the SunPower Executive Bonus Program) and the 2020 Maxeon Solar Executive Semi-Annual Bonus Program (which we refer to as the Maxeon Executive Bonus Program), were formula-driven. Each of our named executive officers other than Mr. Waters participated in the SunPower Executive Bonus Program. Mr. Waters was a participant in the Maxeon Executive Bonus Program, which terminated upon the Spin-Off.
2020 SunPower Executive Semi-Annual Bonus Program. At the beginning of fiscal 2020, the Compensation Committee established and approved minimum, target, and maximum levels in respect of two annual strategic initiative performance criteria and four semi-annual financial metrics for the SunPower Executive Bonus Program. The annual strategic initiative performance criteria were: (1) Spin-Off transaction timing; and (2) separation cost. The semi-annual financial metrics were: (1) New SunPower profitability, (2) New SunPower cash generation, (3) combined company Adjusted EBITDA, and (4) combined company adjusted cash from operations. Following the Spin-Off, the Compensation Committee modified the financial metrics for the second half of the fiscal year to eliminate the combined company metrics. The second half financial metrics were: (1) Adjusted EBITDA, and (2) adjusted cash from operations. In addition, we used a safety modifier based on our company’s TRIR for each half of the fiscal year, and a corporate milestones modifier based on the company’s achievement relative to corporate milestones representing key results in support our business plan for each half of the fiscal year. We refer to this overall score as our Combined SunPower Metrics score.
2020 Maxeon Solar Executive Semi-Annual Bonus Program. At the beginning of fiscal 2020, the Compensation Committee established and approved minimum, target, and maximum levels in respect of two annual strategic initiative performance criteria and four semi-annual financial metrics for the Maxeon Executive Bonus Program. The annual strategic initiative performance criteria were: (1) Spin-Off transaction timing; and (2) separation cost. The semi-annual financial metrics were: (1) Maxeon Solar profitability, (2) Maxeon Solar cash generation, (3) combined company profitability, and (4) combined company cash generation. In addition, we used a safety modifier based on our company’s TRIR for each half of the fiscal year, and a corporate milestones modifier based on the company’s achievement relative to corporate milestones representing key results in support our business plan for each half of the fiscal year. We refer to this overall weighted score as our Combined Maxeon Metrics score. The Maxeon Executive Bonus Program terminated upon the Spin-Off.
Our semi-annual profitability metrics were based on our Adjusted EBITDA, both as a combined company and separated into “New SunPower Adjusted EBITDA” and “Maxeon Solar Adjusted EBITDA” (prior to the Spin-Off).2 Our semi-annual cash generation metrics were based on our adjusted cash from operations. Each of these measures is subject to adjustment to exclude the effect of certain transactions outside of the normal course of business, as well as other events as specified in the applicable Semi-Annual Bonus Program. For the first half of fiscal 2020, each named executive officer other than Mr. Waters would earn: (i) 25% of his target bonus under the SunPower Executive Bonus Program upon the achievement of the New SunPower profitability target, (ii) 25% of his target bonus upon the achievement of the New SunPower cash generation target, (iii) 15% of his target bonus upon achievement of the combined company profitability target, (iv) 15% of his target bonus upon achievement of the combined company cash generation target, (v) 15% of his target bonus upon achievement of the Spin-Off timing target, and (vi) 5% of
[2]	Adjusted EBITDA is a non-GAAP financial measure. See Appendix A,“Use of Non-GAAP Financial Measures.”

his target bonus upon achievement of the separation cost target. For the second half of fiscal 2020, each named executive officer other than Mr. Waters would earn: (i) 40% of his target bonus under the SunPower Executive Bonus Program upon the achievement of the profitability target, (ii) 40% of his target bonus upon the achievement of the cash generation target, (iii) 15% of his target bonus upon achievement of the Spin-Off timing target, and (iv) 5% of his target bonus upon achievement of the separation cost target.
For the first half of fiscal 2020, Mr. Waters would earn: (i) 31.25% of his target bonus under the Maxeon Executive Bonus Program upon the achievement of the Maxeon Solar profitability target, (ii) 31.25% of his target bonus upon the achievement of the Maxeon Solar cash generation target, (iii) 18.75% of his target bonus upon achievement of the combined company profitability target, and (iv) 18.75% of his target bonus upon achievement of the combined company cash generation target.
In order to encourage our named executive officers to exceed the performance targets, our Compensation Committee set the maximum payment under the program at 150% of target. Payment for each target is determined based on performance achievement relative to minimum, target, and maximum levels, as follows:
Performance Level Achieved	Bonus Payment as Percentage of Bonus Target
Below minimum	No bonus paid
At minimum	50% of target bonus (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target
The semi-annual performance targets for the SunPower Executive Bonus Program and Maxeon Executive Bonus Program, set at the beginning of fiscal 2020 (and subsequently modified upon Spin-Off in the case of the second half financial goals), were assessed at the end of each half of the year. The Maxeon Solar Executive Program, which terminated upon the Spin-Off, was only assessed at the end of the first half. Based on our actual results in fiscal 2020, results were calculated for each of the targets, as presented above in the section entitled “2020 Bonus Plan Results” in the aggregate (in millions of dollars).
The safety modifier based on our company’s TRIR for each half of the year, set at the beginning of fiscal 2020, was also assessed at the end of each half of the year, and applied to the bonus payouts calculated under the SunPower Executive Semi-Annual Bonus Program and the Maxeon Executive Semi-Annual Bonus Program (with respect to the first half only). The maximum payout modifier for TRIR was set to 110% for achieving a .90 TRIR or below and the minimum payout modifier for TRIR was set to 90% for achieving a TRIR of 1.10 or greater. Achieving a TRIR result of 1.00 would result in a TRIR modifier equal to 100%. Based on our actual results in fiscal 2020, results were calculated in comparison to the semi-annual targets, as presented below.
First Half Performance Criterion	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
SunPower Total Recordable Injury Rate	1.10	1.00	0.90	1.18	90%
Second Half Performance Criterion(1)	Minimum	Target	Maximum	Achievement	Payment as % of Target Payment
SunPower Total Recordable Injury Rate	1.10	1.00	0.85	0.61	110%
(1)	Measured with respect to the SunPower Executive Bonus Plan only, due to termination of the Maxeon Executive Bonus Plan upon the Spin-Off.
Quarterly corporate milestones in fiscal 2020 included sensitive business objectives applicable to our entire company, focusing on strategic transactions, business restructuring, revenue and margin targets, confidential cost and production targets, technology milestones, bookings targets, major customer transactions, new product development, and manufacturing plans and enhancements. The quarterly corporate key results scores were 66.19%, 75.98%,

81.80%, and 83.04% for each quarter in fiscal 2020, respectively, resulting in Semi-Annual Bonus Program bonus payment modifiers of 80% in the first half and 100% in the second half. Individual modifiers for the named executive officers ranged from 85% to 110%, and averaged 100%, for both the first half and the second half of fiscal 2020.
Semi-Annual Bonus Program payment modifiers for each half of the year associated with corporate milestones were determined as follows:
Average Corporate Key Results Score for the Half	Payment
Under 60%	60% bonus payment modifier
60% or over but under 80%	80% bonus payment modifier
80% or over	100% bonus payment modifier
Based on actual results achieved, and the exercise of negative discretion by the Compensation Committee with respect to first half results, and positive discretion by the Compensation Committee to adjust strategic initiative attainment to target, bonuses were earned and paid (i) to our named executive officers participating in the SunPower Executive Bonus Program at 19.3% in the aggregate for the annual strategic initiatives, 12.8% in the aggregate for the first half and 22.7% for the second half of fiscal 2020; and (ii) to Mr. Waters as a participant in the Maxeon Executive Bonus Program at 7.8% in the aggregate for the first half of fiscal 2020. The Maxeon Executive Bonus Program terminated upon the Spin-Off.
Awards under the Semi-Annual Bonus Programs were formula-driven, and each named executive officer is further assigned an individual modifier by his or her manager, or, in the case of our chief executive officer, by the Board of Directors, meant to take into account individual performance and accomplishments. These metrics were then incorporated into the plan’s formula. Each named executive officer’s individual modifier could result in no award being payable even if we achieved our semi-annual performance metrics and corporate key results targets in the event that the individual modifier was determined to be zero. If threshold corporate key results were achieved and we exceeded our semi-annual performance metric targets, bonus payments could exceed 100% of target, up to a maximum payment of 150%, depending on the individual modifier.
Average Corporate Key Results Score for the Half	Payment
Under 60%	60% bonus payment modifier
60% or over but under 80%	80% bonus payment modifier
80% or over	100% bonus payment modifier
Quarterly corporate milestones in fiscal 2020 included sensitive business objectives applicable to our entire company, focusing on strategic transactions, business restructuring, revenue and margin targets, confidential cost and production targets, technology milestones, bookings targets, major customer transactions, new product development, and manufacturing plans and enhancements. The quarterly corporate key results scores were 66.19%, 75.98%, 81.80%, and 83.04% for each quarter in fiscal 2020, respectively, resulting in Semi-Annual Bonus Program bonus payment modifiers of 80% in the first half and 100% in the second half, and 80% for the annual portion. Individual modifiers for the named executive officers ranged from 85% to 110%, and averaged 100%, for both the first half and the second half of fiscal 2020.
Equity Incentive Plan Compensation
In addition to time-based restricted stock unit awards, to further align executive compensation with maximizing stockholder value, our Compensation Committee granted to certain of our named executive officers performance-based equity awards, consisting of restricted stock units that would be released and begin time-based vesting only upon achievement of certain corporate or individual performance objectives. Mr. Sial, Mr. Mahaffey, Mr. Richards, and Mr. Waters received grants of performance-based restricted stock units in 2020. Mr. Werner did not receive grants of performance-based restricted stock units in 2020 because his 2020 equity awards were deferred due to the impact and uncertainty created by the COVID-19 pandemic. As previously disclosed, Mr. Werner’s deferred grants (consisting of two restricted stock unit awards) were finalized and made on February 22, 2021, for a target total grant value of $1 million using the stock price used for grants to other executive officers during this time period.

Our Compensation Committee met at the beginning of 2020 and established and approved target levels in respect of the following performance criteria for our performance-based equity awards to Mr. Sial, Mr. Mahaffey, Mr. Richards: (1) semi-annual profitability metrics, (2) semi-annual cash generation metrics, and (3) strategic initiative metrics for the fiscal year, in each case aligned with the metrics and their corresponding targets under our SunPower Executive Bonus Program described above in “Executive Compensation—Non-Equity Incentive Plan Compensation.”
Each eligible named executive officer would earn (i) 40% of his target performance-based restricted stock units based on first half financial metrics (broken into 12.5% attributable to the achievement of the New SunPower profitability target, 12.5% attributable to the achievement of the New SunPower cash generation target, 7.5% attributable to achievement of the combined company profitability target, and 7.5% attributable to achievement of the combined company cash generation target); (ii) 40% of his target performance-based restricted stock units based on second half financial metrics (broken into 20% attributable to the achievement of the profitability target and 20% attributable to the achievement of the cash generation target); and 20% of his target performance-based restricted stock units based on strategic initiative metrics (broken into 15% attributable to achievement of the Spin-Off timing target, and 5% attributable to the achievement of the separation cost target). The payment for each target was determined based on the performance metric achieved relative to minimum, target, and maximum performance levels, as shown in the table below.
Percentage of Performance Target Achieved	Grant of Restricted Stock Units as Percentage of Target
Below minimum	No restricted stock units earned
At minimum	50% of target restricted stock units (minimum award for minimum achievement)
Between minimum and target	Prorated on a straight-line basis, between 50% and 100%
At target	100% of target
Between target and maximum	Prorated on a straight-line basis, between 100% and 150%
At or above maximum	150% of target
The performance-based restricted stock units earned by these named executive officers began vesting in four equal annual installments, subject to continued service, starting March 1, 2021.
For fiscal 2020, our Compensation Committee continued to grant time-based restricted stock units that vest in four equal annual installments to our named executive officers other than our chief executive officer.
With respect to our 2020 performance-based equity awards to named executive officers other than Mr. Waters, we achieved a total of 101.1% of our semi-annual profitability metric targets, a total of 41.8% of our semi-annual cash generation metric targets, and a total of 17.6% of our annual strategic initiative metric targets. Based on our actual results in fiscal 2020, performance-based restricted stock units were earned by such named executive officers for achievement of each of these metric targets.
The named executive officers’ targets and earned performance-based restricted stock units are described above in “Compensation Discussion and Analysis—Analysis of Fiscal 2020 Compensation Decisions—Equity Awards.”

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding the outstanding equity awards held by our named executive officers as of January 3, 2021.
Outstanding Equity Awards at 2020 Fiscal Year-End Table
Name	Vesting Commencement Date(1)	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas Werner	3/1/2017	78,692	2,017,662

Manavendra Sial	5/5/2018	52,461	1,345,100
	3/1/2019(3)	39,597	1,015,267
	3/1/2020	116,713	2,992,522

Kenneth Mahaffey	3/1/2017	10,492	269,015
	3/1/2018	43,945	1,126,749
	3/1/2019	84,147	2,157,530
	3/1/2020	93,370	2,394,007

Douglas Richards	3/1/2017	24,918	638,898
	3/1/2018	46,530	1,193,029
	3/1/2019	89,095	2,284,396
	3/1/2020	93,370	2,394,007

Jeffrey Waters(4)	—	—	—
(1)
Except as otherwise noted, each award in this table constitutes an award of restricted stock units that vest in four equal annual installments on each anniversary of the vesting commencement date shown in this column, subject to continued employment with us.

(2)	Amounts reported based on the closing price of our common stock on December 31, 2020 (the last trading day of fiscal 2020), which was $25.64.
(3)	Restricted stock units fully vest on March 1, 2021, subject to continued employment with us.
(4)
Mr. Waters left the Company’s employment as a result of the Spin-Off of Maxeon Solar Technologies, Ltd. on August 26, 2020, and all of his restricted stock units were converted into restricted stock units of Maxeon Solar Technologies, Ltd.

The following table sets forth the number of shares acquired pursuant to the vesting of stock awards held by our named executive officers during fiscal 2020 and the aggregate dollar amount realized by our named executive officers upon such events. Because there were no shares acquired by our named executive officers pursuant to the exercise of options during fiscal 2020, we have not included columns pertaining to option awards in the table below.
2020 Option Exercises and Stock Vested Table
Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas Werner	715,025	7,292,020
Manavendra Sial	146,679	2,258,596
Kenneth Mahaffey	76,979	757,751
Douglas Richards	79,056	677,510
Jeffrey Waters	171,233	1,261,131
(1)	The aggregate dollar value realized upon the vesting of a stock award represents the fair market value of the underlying shares on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change of Control
Tabular Disclosure of Termination Payments. Our employment agreements with our named executive officers contain provisions that provide for payments upon certain events of termination and change of control. See “Employment and Severance Agreements” below for a detailed description of these agreements. The following tables summarize the estimated payments that would have been made on January 3, 2020 which our named executive officers would be eligible to receive upon the following termination events, assuming each such event had occurred on January 1, 2021, the last business day of fiscal 2020:
•	termination with cause or voluntary resignation without good reason;
•	involuntary termination without cause or voluntary resignation for good reason in connection with a change of control;
•	involuntary termination without cause or voluntarily resignation for good reason not in connection with a change of control;
•	retirement; or
•	discontinued service due to death or disability.
The dollar value identified with respect to each type of equity award is based on each named executive officer’s accelerated restricted stock units as of January 3, 2021 and is based on the $25.64 per share closing price for our common stock on December 31, 2020, the last trading day of fiscal 2020. No named executive officers held unvested stock options as of January 3, 2021. For more information on each officer’s outstanding equity awards as of January 3, 2021, please see the “Outstanding Equity Awards At 2020 Fiscal-Year End Table” above. The tables do not include unpaid regular salary, nor the impact of certain “best net” provisions of each named executive officer’s employment agreement that provides that, in the event any payments under such employment agreement would constitute parachute payments under Section 280G of the Code or be subject to the excise tax of Section 4999 of the Code, then such payments should be either delivered in full or reduced to result in no portion being subject to such tax provisions and still yield the greatest payment to the individual on an after tax basis.
Termination Payments Table
Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)	Continued Medical Benefits and Gross Up ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Thomas Werner	Termination with cause or voluntary resignation without good reason	—	—	—	—	69,231	69,231
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	1,200,000	2,400,000	2,017,662	63,832	69,231	5,750,725
	Involuntary termination without cause or voluntary resignation for good reason not in connection with change of control	1,200,000	1,200,000	2,017,662	42,555	69,231	4,529,448
	Retirement	—	—	—	—	69,231	69,231
	Death or disability	—	—	2,017,662	—	69,231	2,086,893

Name	Termination Scenario	Continued Salary ($)	Bonus and Accelerated Non-Equity Incentive Plan Awards ($)	Accelerated Restricted Stock Units ($)(1)(2)	Continued Medical Benefits and Gross Up ($)	Accrued Paid Time Off and Sabbatical ($)	Total ($)
Manavendra Sial	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	870,000	783,000	3,943,868	60,238	—	56,571,106
	Involuntary termination without cause	435,000	391,500	2,083,429	40,159	—	2,950,088
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	3,943,868	—	—	3,943,868
Kenneth Mahaffey	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	670,000	502,500	4,819,295	91,974	—	6,083,769
	Involuntary termination without cause	335,000	251,250	983,448	61,316	—	1,631,014
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	4,819,295	—	—	4,819,295
Douglas Richards	Termination with cause or voluntary resignation without good reason	—	—	—	—	—	—
	Involuntary termination without cause or voluntary resignation for good reason in connection with change of control	760,000	608,000	5,382,323	48,955	—	6,799,278
	Involuntary termination without cause	380,000	304.000	2,313,343	32,637	—	3,029,980
	Retirement	—	—	—	—	—	—
	Death or disability	—	—	5,382,323	—	—	5,382,323
(1)	In connection with a change of control, accelerated restricted stock units’ calculation assumes that the change of control does not involve Total or one of its affiliates.
(2)	Awards under the SunPower Corporation 2015 Omnibus Incentive Plan provide for accelerated vesting upon death or disability.
Employment and Severance Agreements
We have entered into employment agreements with our named executive officers. Our 2019 Management Career Transition Plan, which was adopted in April 2019 and subsequently amended in July 2020, provides severance benefits for our named executive officers, upon termination of employment under certain circumstances. Additionally, our named executive officers are entitled to receive certain payments from us or our affiliates in the event of certain termination events in connection with a change of control.
Employment Agreements. We are party to employment agreements with the named executive officers. Each employment agreement provides that the executive’s employment is “at-will” and may be terminated at any time by either party. The primary purpose of the agreements is to provide certain severance benefits for certain employment terminations in connection with a change in control (as defined in the agreement). The agreements also address, among other things, confidentiality and non-solicitation obligations of each executive, and obligations of the Company to provide indemnification to the executives.
Each employment agreement provides for a one-year term that will automatically renew unless the Company provides notice of its intent not to renew at least 60 days prior to the renewal date. The agreements also provide that each executive shall receive a base salary, paid in accordance with the Company’s normal payroll practices, and shall be eligible to receive (i) an annual bonus under the Company’s applicable bonus program, (ii) relocation benefits, if applicable, (iii) benefits pursuant to the Company’s employee benefit plans, (iv) vacation in accordance with the Company’s paid time off policy, and (v) equity awards under the Company’s long-term incentive compensation arrangements.
In the event an executive’s employment is terminated by the Company without cause (as defined in the agreement), or if the executive resigns for good reason (as defined in the agreement), and if such termination or resignation is in connection with a change in control, then the agreements also provide that the executive is entitled to:
•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and unreimbursed business expenses (the “Accrued Obligations”);
•	a lump-sum payment equal to the product of (a) two, multiplied by (b) the sum of executive’s base salary and target bonus for the then current fiscal year;
•
continuation of such executive’s and such executive’s eligible dependents’ coverage under the Company’s health, dental and vision plans at the Company’s expense for up to 18 months or, if earlier, the date that the executive becomes eligible for coverage in connection with new employment or self-employment; and

•	full vesting of all of such executive’s then outstanding unvested restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.
If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.
Prior to receiving the severance benefits described in the employment agreements, each executive will be required to sign a separation agreement and release of claims.
In the event an executive’s employment is terminated by the Company for any reason other than cause, death or disability, and if such termination does not occur in connection with a change in control, then the agreements provide that the executives shall receive severance benefits in accordance with the 2019 Management Career Transition Plan, including:
•	a lump-sum payment equivalent to 12 months of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•
a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;

•
reimbursement of such executive’s and such executive’s eligible dependents’ monthly premiums for continuation coverage under the Consolidated Omnibus Reconciliation Act or applicable similar state law, to the extent elected, for up to 12 months;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and
•	12 months acceleration of vesting of any then outstanding restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.
Upon the termination of an executive’s employment by the Company due to death or disability, the executive shall receive the Accrued Obligations and upon the termination of an executive’s employment by the Company for cause or by the executive for other than good reason, the executive shall only receive accrued but unpaid base salary. In all termination circumstances, the executives shall also receive any other benefits that the executives are entitled to receive upon such terminations.

Under the employment agreements, “cause” will be deemed to exist upon:
•	any use or misappropriation by executive of the funds, assets or property of the Company, its parent, an affiliate or a subsidiary for any personal or other improper purpose;
•
any act of moral turpitude, dishonesty, fraud by or felony conviction of the executive, whether or not such acts were committed in connection with the business of the Company, an affiliate or a subsidiary;

•
any failure by the executive substantially to perform the lawful instructions of the person(s) to whom such executive reports (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the executive of such failure;

•
any willful or gross misconduct by the executive in connection with such executive’s duties to the Company which, in the reasonable good faith judgment of the Board of Directors, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company, its subsidiaries or affiliates;

•	the executive’s failure to cooperate in any audit or investigation of the business or financial practices of the Company or any of its subsidiaries;
•	any failure by the executive to follow any material Company policy; or
•	any material breach by the executive of the employment agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy.
In addition, under the employment agreements, “good reason” means the occurrence of any of the following without the executive’s express prior written consent:
•	a material diminution in the executive’s position (other than temporarily while physically or mentally incapacitated, while being investigated by the Company, or as required by applicable law);
•
a material reduction of the executive’s base salary or target bonus opportunity, excluding a reduction that is applied to substantially all of the Company’s other senior executives; provided that whether a reduction in target bonus opportunity has occurred shall be determined without regard to any actual bonus payments made to the executive;

•
relocation of executive’s primary workplace (i) beyond a 45-mile radius from such workplace, and (ii) no closer to the executive’s permanent residence immediately prior to such workplace relocation; provided that being required to work from home or at another primary workplace due to a government mandated order shall not constitute a relocation for these purposes; or

•	any other material breach by the Company of the employment agreement.
The executive shall not be deemed to have “good reason” under the employment agreement unless (i) the executive notifies us in writing within 30 days of such occurrence, (ii) the Company fails to cure the good reason event within 30 days after its receipt of written notice; and (iii) the termination of employment occurs within ten days following the expiration of the cure period.
If any of the severance payments, accelerated vesting and lapsing of restrictions would constitute a “parachute payment” within the meaning of Section 280G of the Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive’s benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.
Before receiving the benefits described in the employment agreements, the executive will be required to sign a separation agreement and release of claims. In addition, the benefits will be conditioned upon the executive not soliciting our or our affiliates’ (as defined in the employment agreement) employees, consultants, customers, or users for one year following the termination date.

As described above, Mr. Werner will retire effective April 19, 2021, and Peter Faricy will succeed him as our president and chief executive officer. On March 20, 2021, the Company entered into an employment agreement with Mr. Faricy, pursuant to which Mr. Faricy will commence employment with us in his position of president and chief executive officer on April 19, 2021 (the “Effective Date”). Mr. Faricy’s employment is “at-will” and may be terminated at any time by either party.
The agreement provides that Mr. Faricy shall receive an initial base salary of $660,000, subject to review and increase annually, and shall be eligible to receive (i) an annual cash bonus under the Company’s Executive Performance Bonus Plan, with a target annual bonus opportunity of 150% of base salary, (ii) benefits pursuant to the Company’s employee benefit plans, (iii) vacation in accordance with the Company’s paid time off policy, and (iv) equity awards under the Company’s long-term incentive compensation arrangements subject to the approval of our Board or Compensation Committee. Mr. Faricy is also entitled to a lump sum cash relocation bonus of $800,000 to assist him in relocating to the San Francisco Bay Area, which bonus is earned in 12 equal installments upon the completion of each month of continuous employment by Mr. Faricy with us following the start date. If Mr. Faricy terminates employment with us other than for good reason (as defined in the employment agreement) or if we terminate his employment for cause (as defined in the employment agreement), he will be required to repay any unearned installment.
The Company has agreed to grant Mr. Faricy a sign-on grant of restricted stock units covering a number of shares of our common stock worth $5.3 million, determined based on the Company’s average closing trading price during March 2021. Subject to Mr. Faricy’s continued employment, these sign-on restricted stock units will vest annually over a four-year period, with 50% also being subject to achievement of performance goals established by the Board.
In addition, the Company will grant Mr. Faricy one restricted stock unit for each share of Company common stock Mr. Faricy purchases within 12 months after his start date, up to an aggregate of $3 million (the “Matching RSUs”). Each Matching RSU will vest annually over two years from the last day of the calendar quarter in which Mr. Faricy purchased the related share of common stock as long as he remains employed with the Company and continues to hold such related share through the vesting date.
If Mr. Faricy’s employment is terminated by the Company without cause, or if Mr. Faricy resigns for good reason, and such termination or resignation is in connection with a change in control, Mr. Faricy will be entitled to: (i) a lump-sum payment equal to (a) two multiplied by (b) the sum of his base salary and target bonus for the then current fiscal year, (ii) continuation of his and his eligible dependents’ coverage under the Company’s health, dental, and vision plans at the Company’s expense for up to 18 months or, if earlier, the date Mr. Faricy becomes eligible for coverage in connection with new employment or self-employment (the “COBRA Benefits”), (iii) full vesting on the termination date of all of then-outstanding unvested restricted stock units and other equity awards that would otherwise vest solely based upon continued employment, and (iv) vesting on the termination date of all then-outstanding unvested restricted stock units and other equity awards that are subject to performance conditions, with the number vesting based on target performance. Mr. Faricy shall also be entitled to his accrued and unpaid base salary, unreimbursed business expenses, accrued but unpaid paid time off through the date of termination, and unpaid bonus for a completed fiscal year (the “Accrued Obligations”) and the pro rata portion of his target bonus through the date of termination (the “Pro Rata Bonus”).
If Mr. Faricy resigns for good reason, or the Company terminates his employment without cause, and such termination is not in connection with a change in control, he is entitled to: (i) a lump-sum payment equal to the sum of his base salary and target bonus for the then current fiscal year, (ii) the COBRA Benefits, (iii) 12 months acceleration of vesting on the termination date of all of his then-outstanding unvested restricted stock units and other equity awards that would otherwise vest solely based upon continued employment, (iv) pro rata vesting of all then-outstanding unvested restricted stock units and other equity awards subject to performance conditions based on actual performance, as of the termination date, (v) all stock options and stock appreciation rights remain exercisable for two years (or the remainder of the full scheduled term, if shorter), (vi) full vesting on the termination date of the Matching RSUs and the portion of the sign-on restricted stock units that were at all times only subject to service-based vesting, and (vii) accelerated vesting of the portion of the sign-on restricted stock units that were granted with performance vesting conditions (the “Sign-On PSUs”) based on actual performance, with service credit given for (a) 50% of the Sign-On PSUs for a termination within two years after the grant date and (b) 100% of the Sign-On PSUs for a termination following two years of service. Mr. Faricy will also be entitled to the Accrued Obligations and the Pro Rata Bonus.

In exchange for the severance and related benefits described in the preceding two paragraphs, Mr. Faricy has waived any right to participate in the Company’s 2019 Management Career Transition Plan or any successor program and must sign and not revoke a release of claims in favor of the Company.
2019 Management Career Transition Plan. In April 2019, we adopted the 2019 Management Career Transition Plan, (which we refer to as the Severance Plan), which replaced our 2016 Management Career Transition Plan. The plan was subsequently amended in July 2020. The Severance Plan generally terminates on the second anniversary of the effective date. The Severance Plan addresses severance for certain employment terminations, and payments are only made if the executive or employee is not already entitled to severance benefits under a separate employment agreement. Participants in the Severance Plan include our chief executive officer, Thomas Werner, and those employees who have been employed by the Company for at least six months and report directly to him (including our other named executive officers), as well as other key employees of the Company who are provided with written notice from the chief executive officer that they are Severance Plan participants. Under the terms of the Severance Plan, Mr. Werner and the other named executive officers will be eligible for benefits following a termination of employment by us without cause (as defined in the Severance Plan). Such benefits include:
•	a lump-sum payment equivalent to 12 months of such executive’s base salary;
•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;
•
a lump-sum payment equal to the pro rata portion of such executive’s actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;

•
reimbursement of such executive’s and such executive’s eligible dependents’ monthly premiums for continuation coverage under the Consolidated Omnibus Reconciliation Act or applicable similar state law, to the extent elected, for up to 12 months;

•	a lump-sum payment equal to such executive’s accrued and unpaid base salary and paid time off; and
•	12 months acceleration of vesting of any then outstanding restricted stock units that would otherwise vest solely based upon continued employment, as of the termination date.
CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the following information about the relationship of the annual total compensation of Thomas Werner, our president and chief executive officer (the CEO), to the median of the annual total compensation of all of our employees, excluding Mr. Werner:
For fiscal 2020, our last completed fiscal year:
•	we have estimated the median of the annual total compensation of all our employees, excluding Mr. Werner, to be $61,896; and
•	Mr. Werner’s annual total compensation, for purposes of determining the CEO Pay Ratio, was $1,082,098.
Based on this information, for fiscal 2020, the ratio of the annual total compensation of Mr. Werner, our CEO, to the median of the annual total compensation of all our employees, excluding Mr. Werner, was estimated to be 17.48. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology and assumptions described below. Our pay ratio is not an element that the Compensation Committee considers in setting the compensation of our CEO, nor is our CEO’s compensation a material element that management considers in making compensation decisions for non-officer employees.
Item 402(u) of Regulation S-K requires companies to identify the median employee only once every three years. Due to the Spin-Off and in light of impacts relating to the COVID-19 pandemic, we believe that changes in our employee population or employee compensation arrangements since we last identified the median employee in 2018 could result in a significant change to our pay ratio disclosure, and so we have identified a new median employee for 2020. The “median employee” is a full-time, hourly employee located in the U.S. We totaled all of the elements of the employee’s compensation for fiscal 2020 in accordance with the requirements of the applicable SEC rules. This resulted in an annual total compensation of $61,896, of which $41,186 is base salary and $20,710 is composed of bonus and other compensation such as overtime pay and other cash allowances.

With respect to the annual total compensation of our chief executive officer, we took the amount reported in the “Total” column of our 2020 Summary Compensation Table.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2021 (except as described below) by:
•	each of our directors;
•	our named executive officers;
•	our directors, director nominees, and executive officers as a group; and
•	each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own more than 5% of any class of our common stock.
Applicable beneficial ownership percentages listed below are based on 172,263,566 shares of common stock outstanding as of March 15, 2021. The business address for each of our directors and executive officers is our corporate headquarters at 51 Rio Robles, San Jose, California 95134.
	Common Stock Beneficially Owned(1)
Directors and Named Executive Officers	Number of Shares	%
François Badoual	—	—
Catherine Lesjak	162,623	*
Kenneth Mahaffey	8,177	*
Thomas McDaniel(3)	272,381	*
Julien Pouget	—	—
Douglas Richards	—	—
Manavendra Sial(4)	116,983	*
Denis Toulouse	—	—
Franck Trochet	—	—
Jeffrey Waters(5)	53,598	*
Thomas Werner	358,918	*
Laurent Wolffsheim	—	—
Patrick Wood III	171,390	*
All Directors and Executive Officers as a Group (14 persons)(2)	1,152,238	0.67%
Other Persons
Total S.E. Total Gaz Electricité Holdings France SAS Total Solar INTL SAS(6) 2 place Jean Millier La Défense 6 92400 Courbevoie France	91,970,976	52.17%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	9,672,499	5.61%
*	Less than 1%.
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares underlying restricted stock units and options held by that person that will vest or be exercisable within 60 days of March 15, 2021 are deemed to be outstanding. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes 8,168 restricted stock units held by an additional executive officer vesting within 60 days of March 15, 2021.
(3)	Includes 272,265 shares of common stock held indirectly in the McDaniel Trust dated 7/26/2000, of which Mr. McDaniel and his spouse are co-trustees.
(4)	Includes 26,230 restricted stock units vesting within 60 days of March 15, 2021.

(5)	Net of the 21,820 shares donated to Schwab Charitable fund.
(6)
Based on the information contained in a Form 4 filed with the SEC on April 28, 2020 by Total S.E. Total Solar INTL SAS is a direct wholly owned subsidiary of Total Gaz Electricité Holdings France SAS, which is an indirect wholly owned subsidiary of Total S.E.

(7)
Based on the information contained in a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. The Vanguard Group does not have sole voting power of our common stock, shared voting power over 160,670 shares of our common stock, sole dispositive power over 9,437,906 shares of our common stock, and shared dispositive power over 234,593 shares of our common stock.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires certain of our executive officers and our directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and reports of changes in ownership on Forms 4 or 5 with the SEC and The Nasdaq Global Select Market. Such executive officers, directors, and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16 forms that they file. We periodically remind our directors and executive officers of their reporting obligations and assist in making the required disclosures once we have been notified that a reportable event has occurred. We are required to report in this proxy statement any failure by any of the above-mentioned persons to make timely Section 16 reports.
Based solely on our review of the copies of such forms received by us, and written representations from our directors and executive officers, we are unaware of any instances of noncompliance, or late compliance, with Section 16(a) filing requirements by our directors, executive officers, or greater than 10% stockholders during fiscal 2020, except as follows: (i) the Form 4 filing for the conversion of 171,233 restricted stock units held by Jeffrey Waters to shares of common stock and subsequent disposition of a portion of such shares as payment of tax liability on January 5, 2020 was made on January 8, 2020; (ii) the Form 4 filing for Douglas Richards’s acquisition of 100,279 restricted stock units and performance-based restricted stock units, conversion of 79,056 restricted stock units and performance-based restricted stock units to shares of common stock, and subsequent disposition of a portion of such shares as payment of tax liability on March 1, 2020 was made on March 4, 2020; (iii) the Form 4 filing for Kenneth Mahaffey’s acquisition of 147,587 restricted stock units and performance-based restricted stock units, conversion of 60,399 restricted stock units and performance-based restricted stock units to shares of common stock, and subsequent disposition of a portion of such shares as payment of tax liability on March 1, 2020 was made on March 4, 2020; (iv) the Form 4 filing for Manavendra Sial’s acquisition of 94,304 restricted stock units and performance-based restricted stock units, conversion of 37,740 restricted stock units and performance-based restricted stock units to shares of common stock, and subsequent disposition of a portion of such shares as payment of tax liability on March 1, 2020 was made on March 4, 2020; (v) the Form 4 filing for Jeffrey Waters’s acquisition of 117,647 restricted stock units on February 29, 2020 was made on March 4, 2020; (vi) the Form 4 filing for Thomas Werner’s acquisition of 133,050 performance-based restricted stock units, conversion of 160,343 restricted stock units and performance-based restricted stock units to shares of common stock, and subsequent disposition of a portion of such shares as payment of tax liability on March 1, 2020 was made on March 4, 2020; (vii) the Form 4 filing for Vichheka Heang’s acquisition of 35,294 restricted stock units, conversion of 12,704 restricted stock units to shares of common stock, and subsequent disposition of a portion of such shares as payment of tax liability on March 1, 2020 was made on March 4, 2020; (viii) the Form 4 filing for Thomas McDaniel’s transfer of 10,177 shares to the McDaniel Trust dated July 26, 2000 on May 18, 2020 was made on August 13, 2020; and (ix) the Form 4 filing for Thomas Werner’s disposition of 60,000 shares of common stock on December 1, 2020 was made on December 4, 2020.

COMPANY STOCK PRICE PERFORMANCE
The following graph compares the performance of an investment in our common stock from December 31, 2015 through December 31, 2020, with the Nasdaq Composite index and with the Guggenheim Solar ETF. The graph assumes $100 was invested on December 31, 2015 in our common stock at the closing price of $30.01 per share, at the closing price for the Nasdaq Composite and at the closing price for the Guggenheim Solar ETF. In addition, the graph assumes that any dividends were reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance. The following graph is not, and shall not be deemed to be, filed as part of our Annual Report on Form 10-K. Such graph should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, or the Exchange Act, except to the extent specifically incorporated by reference therein by us.

ASSUMES $100 INVESTED ON DECEMBER 31, 2015
(ASSUMES DIVIDEND REINVESTED)
UNTIL FISCAL YEAR ENDED JANUARY 3, 2021
	December 30, 2016	December 29, 2017	December 28, 2018	December 27, 2019	December 31, 2020
SunPower Corporation	22.03	28.09	16.86	26.56	85.44
NASDAQ Composite	107.5	137.86	131.5	179.87	257.38
Guggenheim Solar ETF	56.76	86.08	63.61	105.75	352.01

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information as of January 3, 2021 with respect to our equity compensation plans under which our equity securities are authorized for issuance (in thousands, except dollar figures).
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	—	—	17,953
Total(1)	—	—	17,953
(1)
As of January 3, 2021, no options remained outstanding under our equity incentive plans. Under the terms of our equity incentive plans, we may issue incentive or non-statutory stock options, restricted stock awards, restricted stock units, or stock purchase rights to directors, employees, and consultants to purchase common stock. The SunPower Corporation 2015 Omnibus Incentive Plan includes an automatic share reserve increase feature effective for fiscal 2016 through fiscal 2025. This share reserve increase feature will cause an annual and automatic increase in the number of shares of our common stock reserved for issuance under the Stock Incentive Plan in an amount each year equal to the least of: 3% of the outstanding shares of our common stock measured on the last day of the immediately preceding fiscal year; 6,000,000 shares; and such other number of shares as determined by the Board. For the fiscal year ended January 3, 2021, the Board determined to not use the annual refresh.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021
The Board, upon recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2022, subject to ratification by our stockholders.
Ernst & Young LLP has served as our auditor since May 3, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our By-Laws or other applicable legal requirements. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.
If the stockholders fail to ratify the selection of our independent registered accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Ernst & Young LLP
Ernst & Young LLP fees incurred by us for fiscal 2019 and 2020 were as follows:
Services	2019 ($)	2020 ($)
Audit Fees	5,024,093	3,789,480
Audit-Related Fees	3,178,737	584,972
Tax Fees	2,346,879	1,690,396
All Other Fees	10,955	0
Total	10,560,664	6,064,849
•
Audit Fees: Audit fees for fiscal 2019 and 2020 were for professional services rendered in connection with audits of our consolidated financial statements, statutory audits of our subsidiary companies, quarterly reviews, and assistance with documents that we filed with the SEC (including our Forms 10-Q and 8-K) for periods covering fiscal 2019 and 2020.

•
Audit-Related Fees: Audit-related fees for 2019 and 2020 were for professional services rendered in connection with consultations with management on various accounting matters, including audit of financial statements of a carve-out entity and sell-side due diligence with respect to the previously announced Spin-Off.

•	Tax Fees: Tax fees for 2019 and 2020 were for tax compliance and consulting services.
•	All Other Fees: Other fees in 2019 and 2020 were for access to technical accounting services and advisory fees.
Audit Committee Pre-Approval
As required by Section 10A(i)(1) of the Exchange Act, our Audit Committee has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and permissible non-audit services to be performed by our independent registered public accounting firm. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require additional pre-approval by the Audit Committee. In addition, pursuant to Section 10A(i)(3) of the Exchange Act, the Audit Committee has established procedures by which the Audit Committee may from time to time delegate pre-approval authority to the Chairman of the Audit Committee. If the Chairman exercises this authority, he must report any pre-approval decisions to the full Audit Committee at its next meeting. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During fiscal 2019 and 2020, all services provided to us by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with the pre-approval policy described above. The scope and services were reviewed and approved by the Audit Committee before the services were rendered. Ernst & Young LLP and our Audit Committee have each concluded that Ernst & Young LLP’s objectivity and ability to exercise impartial judgment on all issues encompassed with the audit engagement has not been impaired because (i) the services did not include prohibited non-audit related services and (ii) the fees we paid were insignificant both to Ernst & Young LLP and to SunPower.
Vote Required
The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2021 requires the affirmative vote of the holders of a majority of our stock having voting power and in attendance or represented by proxy at the Annual Meeting. We do not expect “broker non-votes” on this proposal since this proposal is considered to be a routine proposal and brokers have discretionary authority to vote on this proposal. Abstentions will have the effect of votes against this proposal.

APPENDIX A

Use of Non-GAAP Financial Measures
Non-GAAP Adjustments Based on International Financial Reporting Standards (“IFRS”)
The company’s non-GAAP results include adjustments under IFRS that are consistent with the adjustments made in connection with the company’s internal reporting process as part of its status as a consolidated subsidiary of TOTAL SE, our controlling shareholder and a foreign public registrant that reports under IFRS. Differences between GAAP and IFRS reflected in the company’s non-GAAP results are further described below. In these situations, management believes that IFRS enables investors to better evaluate the company’s performance, and assists in aligning the perspectives of the management with those of TOTAL SE.
•
8point3 Energy Partners: The company included adjustments related to the sales of projects contributed to 8point3 based on the difference between the fair value of the consideration received and the net carrying value of the projects contributed, of which, a portion was deferred in proportion to our retained equity stake in 8point3. The deferred profit was subsequently recognized over time. Under GAAP, these sales were recognized under either real estate, lease, or consolidation accounting guidance depending upon the nature of the individual asset contributed, with outcomes ranging from no, partial, or full profit recognition. Under IFRS, profit was recognized on sales related to the residential lease portfolio, while for other projects sold, profit was deferred until these projects reached commercial operations. Equity in earnings of unconsolidated investees also included the impact of our share of 8point3’s earnings related to sales of projects receiving sales recognition under IFRS but not GAAP. On June 19, 2018, the company sold its equity interest in the 8point3 Group.

•
Legacy utility and power plant projects: The company included adjustments related to the revenue recognition of certain utility and power plant projects based on percentage-of-completion accounting and, when relevant, the allocation of revenue and margin to our project development efforts at the time of initial project sale. Under IFRS, such projects are accounted for when the customer obtains control of the promised goods or services which generally results in earlier recognition of revenue and profit than U.S. GAAP. Over the life of each project, cumulative revenue and gross margin will eventually be equivalent under both GAAP and IFRS; however, revenue and gross margin will generally be recognized earlier under IFRS.

•
Legacy sale-leaseback transactions: The company included adjustments related to the revenue recognition on certain legacy sale-leaseback transactions entered into before December 31, 2018, based on the net proceeds received from the buyer-lessor. Under U.S. GAAP, these transactions were accounted for under the financing method in accordance with the applicable accounting guidance. Under such guidance, no revenue or profit is recognized at the inception of the transaction, and the net proceeds from the buyer-lessor are recorded as a financing liability. Imputed interest is recorded on the liability equal to our incremental borrowing rate adjusted solely to prevent negative amortization. Under IFRS, such revenue and profit is recognized at the time of sale to the buyer-lessor if certain criteria are met. Upon adoption of IFRS 16, Leases, on December 31, 2018, IFRS is aligned with GAAP.

•
Mark-to-market gain (loss) on equity investments: The company recognizes adjustments related to the fair value of equity investments with readily determinable fair value based on the changes in the stock price of these equity investments at every reporting period. Under GAAP, mark-to-market gains and losses due to changes in stock prices for these securities are recorded in earnings while under IFRS, an election can be made to recognize such gains and losses in other comprehensive income. Such an election was made by TOTAL SE. Further, we elected the Fair Value Option (“FVO”) for some of our equity method investments, and we adjust the carrying value of those investments based on their fair market value calculated periodically. Such option is not available under IFRS, and equity method accounting is required for such investments. Management believes that excluding these adjustments on equity investments is consistent with the company’s internal reporting process as part of its status as a consolidated subsidiary of TOTAL SE and better reflects its ongoing results.

Other Non-GAAP Adjustments
•
Gain/loss on sale and impairment of residential lease assets: In fiscal 2018 and 2019, in an effort to deconsolidate all the residential lease assets owned by us, the company sold membership units representing a 49% membership interest in its residential lease business and retained a 51% membership interest. The loss on divestment, including adjustments to contingent consideration shortly after the closure of the transaction, and the remaining unsold residential lease assets impairment with its corresponding depreciation savings are excluded from the company’s non-GAAP results as they are non-recurring in nature and not reflective of ongoing operating results.
•
Construction revenue on solar services contracts: Upon adoption of the new lease accounting guidance (“ASC 842”) in the first quarter of fiscal 2019, revenue and cost of revenue on solar services contracts with residential customers are recognized ratably over the term of those contracts, once the projects are placed in service. For non-GAAP results, the company recognizes revenue and cost of revenue upfront based on the expected cash proceeds to align with the legacy lease accounting guidance. Management believes it is appropriate to recognize revenue and cost of revenue upfront based on total expected cash proceeds, as it better reflects the company's ongoing results as such method aligns revenue and costs incurred most accurately in the same period. Starting in second quarter of fiscal 2020, we no longer have this non-GAAP measure.

•
Stock-based compensation: Stock-based compensation relates primarily to the company’s equity incentive awards. Stock-based compensation is a non-cash expense that is dependent on market forces that are difficult to predict. Management believes that this adjustment for stock-based compensation provides investors with a basis to measure the company's core performance, including compared with the performance of other companies, without the period-to-period variability created by stock-based compensation.

•
Amortization of intangible assets: The company incurs amortization of intangible assets as a result of acquisitions, which includes patents, purchased technology, project pipeline assets, and in-process research and development. Management believes that it is appropriate to exclude these amortization charges from the company’s non-GAAP financial measures as they arise from prior acquisitions, are not reflective of ongoing operating results and do not contribute to a meaningful evaluation of the company’s past operating performance.

•
Business process improvements: During the second quarter of fiscal 2019, the company initiated a project to improve its manufacturing and related processes to improve gross margin in the coming years and engaged third-party experts to consult on business process improvements. Management believes it is appropriate to exclude these consulting expenses from the non-GAAP financial measures as they are non-recurring in nature and are not reflective of the company’s ongoing operating results.

•
Gain on business divestiture: In the second quarter of fiscal 2020, the company sold its Operations and Maintenance (“O&M”) services contracts to a third-party buyer. Similarly, in fiscal 2019, the company sold all of its membership interests in certain subsidiaries that own leasehold interests in projects subject to sale-leaseback financing arrangements. In connection with these divestitures, the company recognized a gain within its income statement in the period in which the sale was completed. Management believes that it is appropriate to exclude such gain from the company's non-GAAP financial measures as it is not reflective of ongoing operating results.

•
Transaction-related costs: In connection with material non-recurring transactions such as the acquisition or divestiture of a business, the company incurs transaction costs including legal and accounting fees. Management believes that it is appropriate to exclude these costs from the company's non-GAAP results as they would not have otherwise been incurred as part of the company’s business operations and are therefore not reflective of ongoing operating result.

•
Non-cash interest expense: The company incurs non-cash interest expense related to the amortization of items such as original issuance discounts on its debt. The company excludes non-cash interest expense because the expense does not reflect its financial results in the period incurred. Management believes that this adjustment for non-cash interest expense provides investors with a basis to evaluate the company's performance, including compared with the performance of other companies, without non-cash interest expense.

•
Restructuring expenses: The company incurs restructuring expenses related to reorganization plans aimed towards realigning resources consistent with the company’s global strategy and improving its overall operating efficiency and cost structure. Although the company has engaged in restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. Management believes that it is appropriate to exclude these from company's non-GAAP results as it is not reflective of ongoing operating results.
•
Litigation: The company may be involved in various instances of litigation, claims and proceedings that result in payments or recoveries and excludes gains or losses associated with such events because the gains or losses do not reflect the underlying financial results in the period incurred. The company also excludes all expenses pertaining to litigation relating to businesses that discontinued as a result of spin-off of Maxeon Solar, for which the company indemnifying Maxeon Solar. Management believes that it is appropriate to exclude such charges from the non-GAAP results as they are not reflective of ongoing operating results.

•
Gain on convertible debt repurchased: In connection with the early repurchase of a portion of the company’s 0.875% Convertible debentures due June 1, 2021, the company recognized a gain, represented by the difference between the book value of the convertible debentures, net of the remaining unamortized discount prior to repurchase and the reacquisition price of the convertible notes upon repurchase. Management believes that it is appropriate to exclude these from the non-GAAP results as it is not reflective of ongoing operating results.

•
Tax effect: This amount is used to present each of the adjustments described above on an after-tax basis in connection with the presentation of non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. The company's non-GAAP tax amount is based on estimated cash tax expense and reserves. The company forecasts its annual cash tax liability and allocates the tax to each quarter in a manner generally consistent with its GAAP methodology. This approach is designed to enhance investors’ ability to understand the impact of the company's tax expense on its current operations, provide improved modeling accuracy, and substantially reduce fluctuations caused by GAAP to non-GAAP adjustments, which may not reflect actual cash tax expense, or tax impact of non-recurring items.

•	Adjusted EBITDA adjustments: When calculating Adjusted EBITDA, in addition to adjustments described above, the company excludes the impact of the following items during the period:
•	Cash interest expense, net of interest income
•	Provision for income taxes
•	Depreciation
The company uses this non-GAAP financial measure to enable an evaluation of the Company’s performance, including a comparison with the performance of other companies. For more information about these non-GAAP financial measures, see the tables captioned “Reconciliations of GAAP Measures to Non-GAAP Measures” set forth in our Form 8-K filed on February 17, 2021.

SUNPOWER CORPORATION
51 RIO ROBLES
SAN JOSE, CA 95134

VOTE BY INTERNET
Before The Annual Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Annual Meeting - Go to **www.virtualshareholdermeeting.com/SPWR2021**

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36444-P52739

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUNPOWER CORPORATION

	For All	Withhold All	For All Except
1. The re-election of each of the nominated Class I directors on our Board of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) François Badoual
02) Denis Toulouse
03) Patrick Wood III

NOTE: In their discretion, Thomas Werner, Manavendra Sial, Kenneth Mahaffey, or any of them, each with the power of substitution, are authorized to vote upon such other matter or matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This Proxy should be marked, dated and signed by stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as a community property, both should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

D36445-P52739

SUNPOWER CORPORATION
PROXY FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of SUNPOWER CORPORATION, a Delaware corporation, hereby acknowledges the Notice of the 2021 Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 2021 and hereby appoints Thomas Werner, Manavendra Sial and Kenneth Mahaffey, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2021 Annual Meeting of Stockholders of SunPower Corporation to be held on May 13, 2021, at 9:00 a.m. Pacific Time, at *www.virtualshareholdermeeting.com/SPWR2021* and at any adjournment or postponement thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting. A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF EACH OF THE DIRECTOR NOMINEES; FOR (2) THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS; AND FOR (3) THE RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side